                                                                    EXHIBIT 99.1

SELECTED FINANCIAL DATA

                        SELECTED FIVE-YEAR FINANCIAL DATA

                                                           1998          1997          1996        1995           1994
                                                           ----          ----          ----        ----           ----
                                                                               (DOLLARS IN MILLIONS,
                                                                             EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
   Sales                                                $ 5,454.8     $ 4,687.9     $ 4,005.5    $ 3,761.4     $ 3,601.6
   Operating income                                         683.2         430.9         482.0        395.7         368.8
   Income from continuing operations                        359.6         195.0         177.0        130.6         103.2

BALANCE SHEET DATA:
   Total assets                                         $ 5,213.0     $ 4,333.7     $ 4,324.9    $ 4,229.2     $ 4,250.7
   Non-current long-term debt and
     capital lease obligations                            1,572.7       1,321.9       1,599.1      1,908.5       1,970.5
   Mandatorily redeemable preferred
     securities of Trust                                    268.9         123.1         122.6        122.2            --
   Total shareholders' equity                             1,237.4         991.0         749.4        455.9         386.0

OTHER FINANCIAL DATA:
   Total segment operating income                       $   777.4     $   601.0     $   578.3    $   523.3     $   473.7
   EBITDA(1)                                                884.7         700.8         624.0        559.6         507.8
   Operating cash flow                                      499.1         271.2         315.0        312.0         362.4
   Capital expenditures                                     262.0         241.1         241.7        198.3         174.3
   Dividends (common and preferred)                          75.7          59.5          58.8         61.6          64.6
   Distributions on Trust
     preferred securities                                    16.1          10.5          10.5          5.1            --

PER SHARE OF COMMON STOCK:
   Income from continuing
     operations, diluted                                $    3.19      $   1.75      $   1.63     $   1.18       $   .93
   Dividends declared                                        1.10          1.10          1.10         1.10          1.10
   Book value                                               11.28          9.04          7.00         4.37          2.67

RATIOS:
   Operating income as a percent
     of sales (%)                                            12.5           9.2          12.0         10.5          10.2
   Debt-to-capitalization ratio (%)                          53.3          57.7          67.3         77.7          84.5
   Dividend payout-common stock (%)                          21.4          22.9          22.5         26.8          31.1

OTHER DATA:
   Common shareholders of record at
     end of year                                              n/a           n/a           n/a          n/a           n/a
   Common shares outstanding at end
     of year (millions)                                     109.7         109.7         107.1        104.4         103.4
   Number of employees at end of year                      27,234        25,910        26,113       25,488        26,679

(1) "EBITDA" as used herein means income from continuing operations before distributions on Trust preferred securities, income tax expense, net interest expense, depreciation and amortization and special items. Special items for 1998, 1997 and 1996 are described on page 5 of this exhibit to Form 8-K. Special items in 1995 included a net gain of $12.5 million from an insurance settlement; a charge of $17.6 million primarily related to the closure of a facility in Canada and selected other work force reductions; a net gain of $2.2 million from the sale of a business; and a charge of $1.9 million relating to a voluntary early retirement program. Special items in 1994 included a charge of $6.4 million attributable to unamortized pension prior service costs related to a reduction in employment levels and a net gain of $1.6 million on the sale of a business. All amounts within this footnote are presented net of tax.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         WE BELIEVE THIS MANAGEMENT'S DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS. SEE THE LAST SECTION FOR CERTAIN RISKS AND UNCERTAINTIES.

  RESULTS OF OPERATIONS

MERGER

         On July 12, 1999, the Company completed its merger with Coltec. The merger has been accounted for as a pooling-of-interests. Accordingly, all prior period consolidated financial statements have been restated to include the results of operations, financial position and cash flows of Coltec as though Coltec had always been a part of BFGoodrich. As such, results for the three years ended December 31, 1998, 1997 and 1996 represent the combined results of BFGoodrich and Coltec.

         As a result of the merger, Coltec became a wholly-owned subsidiary of the Company. In accordance with the terms of the merger, each share of Coltec common stock was converted into the right to receive 0.56 shares of BFGoodrich common stock, totaling 35.5 million shares of BFGoodrich common stock.

         In addition, the Company issued options to purchase 3.0 million shares of BFGoodrich common stock in exchange for options to purchase Coltec common stock outstanding immediately prior to the merger. These options vest and become exercisable in accordance with the terms and conditions of the original Coltec options. Also, as a result of the merger, each 5 1/4% Convertible Preferred Security issued by Coltec Capital Trust became convertible into 0.955248 of a share of BFGoodrich common stock, subject to certain adjustments.

         The following table presents sales, income from continuing operations and net income for the previously separate companies and the combined amounts presented within the income statement for the periods presented. The conforming accounting adjustments conform Coltec's accounting policies to BFGoodrich's accounting policies, the more significant of which include: (1) Coltec's landing gear business was changed from percentage of completion contract accounting to accrual accounting; (2) non-recurring engineering costs that were capitalized are now expensed unless they are contractually recoverable from the customer; and (3) Coltec's SFAS 106 transition obligation that was previously deferred and was being amortized to income over twenty years has now been recognized immediately upon initial adoption of SFAS 106.

(Dollars in millions)

                                                   1998       1997        1996
                                                ----------  ---------   ---------
Sales:
  BFGoodrich ................................   $  3,950.8  $ 3,373.0   $ 2,845.8
  Coltec ....................................      1,504.0    1,314.9     1,159.7
                                                ----------  ---------   ---------
  Combined ..................................   $  5,454.8  $ 4,687.9   $ 4,005.5
                                                ==========  =========   =========

Income from continuing
  operations:
  BFGoodrich ................................   $    228.1  $   113.2   $   115.5
  Coltec ....................................        122.3       94.9        54.6
  Conforming accounting
    adjustments .............................          9.2      (13.1)        6.9
                                                ----------  ---------   ---------
  Combined ..................................   $    359.6  $   195.0   $   177.0
                                                ==========  =========   =========

Net Income:
  BFGoodrich ................................   $    226.5  $   178.2   $   173.9
  Coltec ....................................        118.0       94.9        81.1
  Conforming accounting
    adjustments .............................          9.2      (13.1)        6.9
                                                ----------  ---------   ---------
  Combined ..................................   $    353.7  $   260.0   $   261.9
                                                ==========  =========   =========

         The conforming accounting adjustments have also resulted in the following changes applicable to the Coltec balance sheet accounts: a decrease in inventories, income taxes payable and accumulated deficit and an increase in postretirement benefits other than pensions and accrued expenses.

1999 AND 2000 OUTLOOK

         In September 1999, the Company revised its earnings per share outlook to between $3.20 and $3.30 in 1999, compared to $2.91 in 1998, excluding special items. The revised earnings outlook reflects continued pricing pressure and higher raw material costs in Performance Materials, and continued softness across most markets served by the Engineered Industrial Products segment. Other factors included initial dilution from the Coltec merger and delays in closing the transaction, which postponed the realization of cost synergies.

         Looking ahead to 2000, the Company expects the same market issues that have affected results in the second half of 1999 to continue. These pressures, together with a further decline in commercial aircraft production, will most likely result in relatively flat financial performance in 2000 compared to 1999. This outlook includes $25 million in annual headquarter cost savings beginning in 2000 and significant operational savings through consolidation of businesses and facilities.

TOTAL COMPANY

         CONSOLIDATED OPERATIONS The Company achieved strong double-digit sales and income growth from continuing operations in 1998. Income from continuing operations climbed 25 percent, excluding the impact of special items as discussed below. The Company experienced continued strong demand in most markets served.

BUSINESS SEGMENT PERFORMANCE

SEGMENT ANALYSIS

 (Dollars in millions)                                             1998              1997                 1996
 ----------------------------------------------------------------------------------------------------------------
 SALES:

    Aerospace                                                $    3,479.3        $   3,026.1          $   2,454.6

    Engineered Industrial Products                                  779.9              757.1                726.5

    Performance Materials                                         1,195.6              904.7                824.4
 ----------------------------------------------------------------------------------------------------------------

      Total                                                  $    5,454.8        $   4,687.9          $   4,005.5
 ================================================================================================================

 OPERATING INCOME:

    Aerospace                                                $      500.0        $     325.8          $     320.7

    Engineered Industrial Products                                  131.6              147.0                144.1

    Performance Materials                                           145.8              128.2                113.5
 ----------------------------------------------------------------------------------------------------------------

    Total Reportable Segments                                       777.4              601.0                578.3

    Merger Related and
      Consolidation Costs                                           (10.5)             (77.0)               (11.2)

    Corporate                                                       (83.7)             (93.1)               (85.1)
 ----------------------------------------------------------------------------------------------------------------

      Total                                                   $     683.2        $     430.9          $     482.0
 ================================================================================================================

         Cost of sales was 71.8 percent of sales in 1998 compared with 72.7 percent in 1997 and 70.9 percent in 1996. Margin improvement in the Aerospace Segment in 1998 was partially offset by a margin decline in the Engineered Industrial Products and Performance Materials Segments. Cost of sales in 1997 was also negatively impacted by the MD-90 write-off as compared to 1998 and 1996 levels (see detailed group discussions below).

         Selling, general and administrative costs were 15.4 percent of sales in 1998, compared with 16.5 percent in 1997 and 16.8 percent in 1996. The decrease in 1998 as compared to 1997 was a result of additional long-term incentive compensation expense in 1997 that resulted from exceeding the Company's three year targets and achieving a maximum payout under the plan. The leverage that resulted from the increase in sales at each of the segments also resulted in a reduction in SG&A costs as a percentage of sales from 1996 to 1997. (See detailed group discussions below).

         Income from continuing operations included various charges or gains (referred to as special items) which affected reported earnings. Excluding the effects of special items, income from continuing operations in 1998 was $327.6 million, or

$2.91 per diluted share, compared with $261.1 million, or $2.34 per diluted share in 1997, and $189.2 million, or $1.74 per diluted share in 1996. The following table presents the impact of special items on earnings per diluted share.

EARNINGS PER DILUTED SHARE                                 1998            1997            1996
--------------------------                                 ----            ----            ----
Income from continuing operations                         $3.19            $1.75           $1.63
   Net (gain) loss on sold businesses                      (.34)            (.15)            .02
   Gain on issuance of subsidiary stock                      --             (.07)             --
   MD-90 write-off                                           --              .19              --
   Merger-related and consolidation costs                   .06              .62             .06
   Exchange of convertible debt                              --               --             .03
                                                          -----            -----           -----
   Income from continuing operations,
      excluding special items                             $2.91            $2.34           $1.74
                                                          =====            =====           =====

         Income from continuing operations for the year ended December 31, 1998 includes $6.5 million ($0.06 per share) for costs associated with the Aerostructures Group's closure of three facilities and the impairment of a fourth facility and a $38.5 million ($0.34 per share) gain on the sale of Holley Performance Products.

         Income from continuing operations for the year ended December 31, 1997 includes (i) merger costs of $69.5 million ($0.62 per share) in connection with the merger with Rohr, Inc., (ii) a net gain of $8.0 million ($0.07 per share) resulting from an initial public offering of common stock by the Company's subsidiary, DTM Corporation, (iii) a net gain of $16.4 million ($0.15 per share) from the sale of a business, and (iv) a charge of $21.0 million ($0.19 per share) related to the Aerostructures Group's production contract with IAE International Aero Engines AG to produce nacelles for McDonnell Douglas Corporation's MD-90 aircraft.

         Income from continuing operations for the year ended December 31, 1996 includes (i) a charge of $2.6 million ($0.02 per share) relating to a voluntary early retirement program, (ii) a net gain of $1.0 million ($0.01 per share) from the sale of a business, (iii) a loss of $3.1 million ($0.03 per share) on the sale of a wholly-owned aircraft leasing subsidiary, (iv) a charge of $4.3 million ($0.04 per share) for an impairment write-down on a facility in Arkadelphia, Arkansas, and (v) a charge of $3.2 million ($0.03 per share) for the exchange of convertible notes.

MERGER-RELATED AND CONSOLIDATION COSTS The Company has recorded merger related and consolidation costs during each of the last three years. See additional discussion in Note D to the Consolidated Financial Statements.

NET INTEREST EXPENSE Net interest expense increased by $12.1 million in 1998. The increase in interest expense-net is due to increased indebtedness resulting from acquisitions during the latter part of 1997 and early portion of 1998, partially offset by savings that resulted from refinancing Rohr's higher cost debt in late 1997. Net interest expense decreased $44.6 million, from $160.5 million in 1996 to $115.9 million in 1997. The decrease was primarily attributable to lower debt levels in 1997 as a result of cash generated from operations and proceeds from the sale of businesses.

ISSUANCE OF SUBSIDIARY STOCK In May 1997, the Company's subsidiary, DTM Corporation, issued 2,852,191 shares of its authorized but previously unissued common stock in an initial public offering. The Company recognized a pretax gain of $13.7 million ($8.0 million after tax, or $.07 per diluted share) in accordance with the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin 84.

In February 1999, the Company sold its remaining interest in DTM for approximately $3.5 million. The Company's net investment in DTM approximated $0.5 million at December 31, 1998. The gain was recorded within Other Income (Expense) during the first quarter of 1999.

OTHER INCOME (EXPENSE)--NET Excluding the impact of net gains (losses) on sale of businesses and the exchange of convertible notes in 1996, other income (expense) net was expense of $19.3 million, $11.4 million and $21.9 million in 1998, 1997 and 1996 respectively. The decrease in expense from 1996 to 1997 was due primarily to the discontinuation of the Company's retiree life insurance program in 1997 and the elimination of the costs related thereto. The increase in expense from 1997 to 1998 relates primarily to increased costs associated with the Company's executive life insurance program.

DISCONTINUED OPERATIONS During the 1998 first quarter, the company recognized a $1.6 million after-tax charge related to a business previously divested and reported as a discontinued operation. Discontinued operations during 1997 reflect a gain on the sale of Tremco Incorporated in February 1997 and the results of operations and gain on the sale of the chlor-alkali and olefins business in August 1997. Discontinued operations in 1996 reflect the results of operations and gain on the sale of the Company's automotive original equipment component businesses in June 1996. For additional information see Note T to the Consolidated Financial Statements.

EXTRAORDINARY ITEMS The Company has recorded extraordinary items during each of the last three years, net of tax, related to extinguishment of debt.

ACQUISITIONS

POOLING-OF-INTERESTS

         On December 22, 1997, BFGoodrich completed a merger with Rohr, Inc. by exchanging 18,588,004 shares of BFGoodrich common stock for all of the common stock of Rohr. Each share of Rohr common stock was exchanged for .7 of one share of BFGoodrich common stock. The merger was accounted for as a pooling of interests, and all prior period financial statements were restated to include the financial information of Rohr as though Rohr had always been a part of BFGoodrich.

         Prior to the merger, Rohr's fiscal year ended on July 31. For purposes of the combination, Rohr's financial results for its fiscal year ended July 31, 1997, were restated to the year ended December 31, 1997, to conform with BFGoodrich's calendar year end. Financial results for Rohr's fiscal years ended July 31, 1996 and earlier were not restated to conform to BFGoodrich's calendar year end. For periods prior to 1997, Rohr's fiscal years ended July 31 have been combined with BFGoodrich's calendar years ended December 31. As a result, Rohr's results of operations for the period August 1, 1996 to December 31, 1996, do not appear in the Consolidated Statement of Income and instead are recorded as a direct adjustment to equity. Rohr's revenues, expenses and net loss for this five-month period were $341.3 million, $359.3 million and $18.0 million, respectively. Included in expenses during this period was a $49.3 million pretax charge ($29.5 million after tax) relating to the McDonnell Douglas MD-90 program (see discussion under Aerostructures Group).

PURCHASES

         The following acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in the Company's results since their respective dates of acquisition.

         During 1998, the Company acquired a global manufacturer of specialty and fine chemicals; a manufacturer of flexible graphite and polytetrafluoroethylene ("PTFE") products; a business that manufactures, machines and distributes PTFE products; and another business that reprocesses PTFE compounds. The Company also acquired a manufacturer of sealing products; a small manufacturer of textile chemicals used for fabric preparation and finishing; the remaining 20 percent not previously owned of a subsidiary that produces self-lubricating bearings; and a small manufacturer of energetic materials systems during 1998. Total consideration aggregated $521.5 million, of which $308.7 million represented goodwill.

         During 1997, the Company acquired seven businesses for cash consideration of $186.4 million in the aggregate, which included $84.4 million of goodwill. One of the acquired businesses is a manufacturer of data acquisition systems for satellites and other aerospace applications. A second business manufactures diverse aerospace products for commercial and military applications. A third business is a manufacturer of dyes, chemical additives and durable press resins for the textiles industry. A fourth business manufactures thermoplastic polyurethane and is located in the United Kingdom. A fifth business manufactures flight attendant and cockpit seats and the sixth business is a sheet rubber and conveyer belt business. The remaining acquisition is a small specialty chemicals business.

         The purchase agreement for the flight attendant and cockpit seat business includes contingent payments based on earnings levels for the years ended December 31, 1997-2000. These contingent payments will be recorded as additional purchase price consideration when made and will be amortized over the remaining life of the goodwill.

         During 1996, the Company acquired five specialty chemicals businesses for cash consideration of $107.9 million, which included $80.0 million of goodwill. One of the businesses acquired is a European-based supplier of emulsions and polymers for use in paint and coatings for textiles, paper, graphic arts and industrial applications. Two of the acquisitions represented product lines consisting of water-borne acrylic resins and coatings and additives used in the graphic arts industry. The fourth acquisition consisted of water-based textile coatings product lines. The remaining acquisition was a small supplier of anti-static compounds.

         The impact of these acquisitions was not material in relation to the Company's results of operations. Consequently, pro forma information is not presented.

DISPOSITIONS

         In May 1998, the Company sold the capital stock of its Holley Performance Products subsidiary for $100 million in cash. The sale resulted in a pre-tax gain of $58.3 million, net of liabilities retained. The proceeds from this divestiture were applied toward reducing debt. In 1997, Holley had gross revenues and operating income of approximately $99.0 million and $8.0 million, respectively.

         During 1997, the Company completed the sale of its Engine Electrical Systems Division, which was part of the Sensors and Integrated Systems Group in the Aerospace segment. The Company received cash proceeds of $72.5 million which resulted in a pretax gain of $26.4 million reported within other income (expense) net.

         In December 1996, the Company sold the exhaust systems and components business of its Stemco division for $11.9 million resulting in a pre-tax gain of $3.5 million reported within other income (expense) - net. Net sales of the exhaust systems and components business wer $18.1 million in 1996.

         For dispositions accounted for as discontinued operations during 1998, 1997 and 1996 refer to Note T to the Consolidated Financial Statements.

         1998 COMPARED WITH 1997

  AEROSPACE

                                                                                                      % OF SALES
                                                                                                  --------------------
                                               1998               1997           % CHANGE         1998            1997
                                               ----               ----           --------         ----            ----
                                                    (IN MILLIONS)
SALES
   Aerostructures                              $1,144.2        $1,039.7             10.1
   Landing Systems                                963.2           765.8             25.8
   Sensors and
      Integrated Systems                          911.3           833.9              9.3
   MRO                                            460.6           386.7             19.1
                                               --------        --------
      Total Sales                              $3,479.3        $3,026.1             15.0
                                               ========        ========
OPERATING INCOME
   Aerostructures                              $  189.1        $  102.6             84.3           16.5            9.9
   Landing Systems                                117.9            90.3             30.6           12.2           11.8
   Sensors and Integrated
      Systems                                     170.3           133.9             27.2           18.7           16.1
   MRO                                             22.7            (1.0)             N/A            4.9           (0.3)
                                               --------        --------
      Total Operating
        Income                                 $  500.0        $  325.8             48.9           14.4           10.8
                                               ========        ========

         AEROSTRUCTURES GROUP Aerostructures Group sales for 1998 of $1,144.2 million were $104.5 million, or 10.1 percent, higher than in 1997. Contributing to the increased sales were higher aftermarket spares sales and accelerated deliveries on many commercial programs, including the V-2500 (A319/320/321 aircraft) and the start up of production deliveries on the 737-700 program. These increases were partially offset by reduced deliveries on the A340 program.

         The Aerostructures Group's 1998 operating income increased by $86.5 million or 84.3 percent, from $102.6 million in 1997 to $189.1 million in 1998. Operating income of $102.6 million in 1997 was adversely impacted by a $35.2 million pretax charge on the MD-90 contract. Excluding this special item, operating income increased in 1998 by $51.3 million, or 37 percent, primarily as a result of increased sales volume and by the proportionately higher ratio of aftermarket spares sales to production sales. Aftermarket spare sales generally carry a higher margin than production sales.

         LANDING SYSTEMS GROUP Sales in the Landing Systems Group increased $197.4 million, or 25.8 percent, from $765.8 million in 1997 to $963.2 million in 1998. Sales growth reflected higher original-equipment demand for landing gear and evacuation products, as well as stronger than expected aftermarket demand for aircraft wheels and brakes. Principal landing gear programs were the B767 and B737. Landing gear sales volumes also reflected the establishment of a facility in Seattle to provide fully dressed landing gears to Boeing on the B747-400 program. Commercial wheel and brake demand was strongest on the A320, B737, and B747 programs. Evacuation product sales increased on the B747-400 and A330/A340 programs. The AMI acquisition in June 1997 resulted in approximately $24 million of additional revenue in 1998 as well. The evacuation systems business also completed in October 1998 the acquisition of Universal Propulsion Company ("UPCo") which is expected to enhance the business's safety systems offerings through its direct thermal inflation technology. UPCo manufactures energetic materials systems used to activate ejection seats, airplane evacuation slides and related products.

         Operating income in the Landing Systems Group increased $27.6 million, or 30.6 percent, from $90.3 million in 1997 to $117.9 million in 1998. Higher sales, a favorable product mix, the AMI acquisition and favorable fluctuations in foreign exchange rates associated with our Canadian operations benefited the Group's operating income in 1998. These increases were partially offset by higher wheel and brake strategic sales incentives, principally for the B777, B737, and Airbus programs; higher product development costs, offset in part by cost reduction initiatives in operations; and increased landing gear manufacturing costs associated with the increase in production to match original-equipment manufacturers' build rates.

         SENSORS AND INTEGRATED SYSTEMS GROUP Sensors and Integrated Systems Group sales increased $77.4 million, or 9.3 percent, from $833.9 million in 1997 to $911.3 million in 1998. This group serves the large commercial transport; regional, business and general aviation; military; and space markets. All four of these markets experienced increased sales during the year.

         Demand for sensor and avionics products was particularly strong. Increased sales of sensor products were driven by rate increases on major Boeing programs, retrofit of competitors' products on Airbus programs and the application of products to new regional and business programs such as Embraer 145, Gulfstream V, and Bombardier Global Express. The higher sales of avionics products was fueled by greater than anticipated acceptance of a new, low cost collision avoidance product--SkyWatch(R) -- and strong associated sales of the Company's StormScope(R) line of lightning detectors.

         Expansion of the Company's ice protection product line, including new specialty heated products, also contributed to the results. The Group's sales performance was further enhanced by higher demand for satellite products (acquired in the March 1997 purchase of Gulton Data Systems) driven by expansion of our capabilities and product offerings and by increased demand for aircraft engine components.

         The Group's operating income increased $36.4 million, or 27.2 percent, from $133.9 million in 1997 to $170.3 million in 1998. The increase reflects the higher sales volumes, the impact of productivity initiatives, a favorable sales mix, and new products introduced during the year.

         MAINTENANCE, REPAIR AND OVERHAUL (MRO) GROUP The MRO Group's sales increased $73.9 million, or 19.1 percent, from $386.7 million in 1997 to $460.6 million in 1998. During 1998, the MRO Group achieved higher sales volumes compared with 1997, successfully replacing the sales which were lost after the bankruptcy (in early 1998) of Western Pacific Airlines and the termination of an America West Airlines maintenance contract. New business included long-term service contracts with, in addition to others, Qantas, Continental, Northwest, United, and Virgin Atlantic Airlines. Sales improved due to higher volumes in the airframe and component services businesses. The performance of the component services business reflects strong demand for wheels and brakes and nacelles services. New business assisting Boeing in paint and other component services also contributed to the improved results.

         Operating income increased $23.7 million, from $(1.0) million in 1997 to $22.7 million in 1998. Excluding a $11.8 million bad debt charge recognized in 1997 due to the bankruptcy of Western Pacific Airlines, operating income increased by $11.9 million. The increased operating income in 1998 was attributable to improved operating efficiencies in the component services business and the introduction of new higher-margin specialized services. The Group also benefited from substantially reduced turnover of the certified airframe and powerplant mechanics work force in the airframe business, compared with the prior two years.

         Although the Group's operating income margin increased during 1998 compared with 1997 (4.9 percent versus 3.0 percent--excluding the 1997 bad debt charge), several factors constrained the growth of operating income and margins in 1998. First, the Group's landing gear services business in Miami completed the construction of a new world-class service facility (also in the Miami area) in mid 1998. Much of the second half of 1998 was spent transitioning operations from the old facility to the new one, during which time duplicate facility costs and production inefficiencies were incurred. This business also incurred significant charges to resolve several customer billing disputes, largely from the prior year. Second, start-up costs were incurred by the Group's airframe business in connection with a new major customer, resulting from servicing aircraft new to the business.

Finally, the airframe business commenced in 1998 the development of a major new business system, the implementation of which is expected to be completed by mid 1999. As a result, the business increased inventory valuation reserves and expensed development-related costs. Excluding the impact of the above charges, operating income margins in 1998 would have been slightly above 6 percent rather than 4.9 percent.

 ENGINEERED INDUSTRIAL PRODUCTS

(in millions)                      1998              1997           % CHANGE
                                   ----              ----           --------

Sales                            $ 779.9           $  757.1            3.0
Operating Income                   131.6              147.0          (10.5)
Operating Income as
  Percent of Sales                  16.9               19.4

         Sales increased $22.8 million, or 3.0 percent, from $757.1 million in 1997 to $779.9 million in 1998. Acquisitions accounted for a $66.0 million increase in sales between periods, while dispositions reduced sales by $62.0 million. The resulting net increase in sales between periods was due to increased volumes of compressors, heavy duty wheel-end systems and diesel/gas engines. Continued economic weakness in Asia and South America and slower growth in key markets, including pulp and paper, chemical, refining and steel, adversely affected sales growth.

         Operating income decreased $15.4 million, or 10.5 percent, from $147.0 million in 1997 to $131.6 million in 1998. The decrease was primarily attributable to the divestiture noted above as well as additional warranty and legal reserves ($12.0 million) that were recorded in 1998.

  PERFORMANCE MATERIALS

                                                                                                          % OF SALES
                                                                                         COMPARABLE      ---------------
                                             1998            1997        % CHANGE        % CHANGE        1998       1997
                                             ----            ----        --------        --------        ----       ----
                                                  (IN MILLIONS)
SALES
  Textile and
    Coatings Solutions                       $  606.2         $401.2         51.1           (0.4)
  Polymer Additives
   and Specialty
     Plastics                                   431.3          420.9          2.5            1.3
  Consumer Specialties                          158.1           82.6         91.4            6.2
                                             --------         ------
       Total                                 $1,195.6         $904.7         32.2            1.0
                                             ========         ======

OPERATING INCOME
  Textile and
   Coatings Solutions                        $   63.0         $ 48.6         29.6            8.0         10.4       12.1
  Polymer Additives
    and Specialty
      Plastics                                   58.8           57.3          2.6            1.6         13.6       13.6
 Consumer Specialties                            24.0           22.3          7.6            5.8         15.2       27.0
                                             --------         ------
        Total                                $  145.8         $128.2         13.7            4.8         12.2       14.2
                                             ========         ======

         The following discussion and analysis of fluctuations in sales and operating income for the Performance Materials Segment excludes the impact of acquisitions (see Comparable % Change column).

         TEXTILE AND COATINGS SOLUTIONS GROUP Sales in the Textile and Coatings Solutions group decreased 0.4 percent from the prior year. The decrease resulted from volume shortfalls in the Company's textile markets offset by increased volumes in the Group's industrial specialty products and increased sales prices in the Group's coatings products. Domestic textile mills demand has been lower due to an increase in imports and a general slowdown in the apparel markets. In addition, the export of fabrics to Asian and European countries slowed in 1998. The Russian currency crisis and the European Union furniture fabric tariffs all had negative revenue effects on this Group.

         Operating income for the Textile and Coatings Solutions Group increased by $3.9 million, or 8 percent, in 1998 despite the slight reduction in sales due to reduced raw material pricing and other manufacturing cost efficiencies.

         POLYMER ADDITIVES AND SPECIALTY PLASTICS GROUP Sales in the Polymer Additives and Specialty Plastics Group increased $5.5 million, or 1.3 percent, over the prior year. Sales volumes increased in the Group's Estane(R) thermoplastic polyurethanes (TPU) driven by strength in static control polymers and European TPU demand and Telene(R) DCPD monomer markets but decreased in the Group's TempRite(R) high heat resistant plastics due to weakness in middle east markets as well as increased competition from other materials. Sales prices remained relatively stable with the exception of some Polymer Additives' products used for the rubber and polymer industries and Estane(R) TPU, where two competitors commissioned new U.S. production facilities in 1998.

         Operating income increased slightly over the prior year mostly as a result of increased volume and favorable raw material pricing.

         CONSUMER SPECIALTIES GROUP The $5.1 million, or 6.2 percent, increase in sales in the Consumer Specialties Group was driven by increased volumes in the Group's pharmaceutical and personal care products. Sales prices generally increased in all of the Group's product lines.

         The 5.8 percent increase in operating income was mainly attributable to a favorable sales mix and higher volumes.

  1997 COMPARED TO 1996

  AEROSPACE

         Aerospace achieved sales growth of 23 percent over 1996. Aerospace achieved a 1.6 percent increase in operating income, despite a $35.2 million charge related to the MD-90 program, a large increase in strategic sales incentives related to wheels and brakes, and an $11.8 million bad debt write-off due to a customer's bankruptcy and productivity problems in the MRO Group.

         Sales by Group                         1997                   1996
         --------------                         ----                   ----
                                                       (in millions)

         Aerostructures                         $1,039.7             $  744.4
         Landing Systems                           765.8                589.2
         Sensors and Integrated Systems            833.9                735.6
         MRO                                       386.7                385.4
                                                --------             --------
                  Total                         $3,026.1             $2,454.6
                                                ========             ========

         AEROSTRUCTURES GROUP (ROHR) The group's sales were $1,039.7 million in 1997, a $295.3 million, or 39.7 percent, increase from 1996. Contributing to increased sales were accelerated delivery rates on most commercial programs, reflecting increased production rates of commercial aircraft and increased deliveries of spare parts. The CFM56-5 and V2500 programs (which power the A320 family), A340, RR535-E4 (primarily for the Boeing 757), and MD-90 programs all reflected significant volume increases.

         The Aerostructures Group 1997 operating income of $102.6 million included a $35.2 million pretax charge on the MD-90 contract. Operating income increased in 1997 primarily as a result of increased sales. Operating income in 1996 benefited from the recognition of profit on the MD-90 program (1996 MD-90 sales were $68.8 million). In 1997, however, no profit was recognized on MD-90 sales (totaling $109.9 million), adversely affecting margins, in addition to the $35.2 million pretax charge recognized on that program in 1997, as discussed below.

         In 1990, the Company entered into a contract with International Aero Engines to produce nacelles for The Boeing Company's (formerly the McDonnell Douglas Corporation's) MD-90 aircraft. Under the terms of the contract, the Company agreed to recover its preproduction costs, and the higher-than-average production costs associated with early production shipments, over a specified number of deliveries. In light of the wide market acceptance of the MD-80 series, which was the predecessor aircraft, the Company believed sufficient MD-90 aircraft would be sold to allow it to recover its costs.

         Starting in 1996, a series of developments created market uncertainties regarding future sales of the MD-90 aircraft. The most significant of these developments included: McDonnell Douglas' termination of the MD-XX program and the doubts this action raised regarding McDonnell Douglas' continued presence in the commercial aircraft industry; the decision of several large airlines that had traditionally operated McDonnell Douglas aircraft to order aircraft that compete with the MD-90; the announced (and subsequently completed) acquisition of McDonnell Douglas by Boeing, which produces a family of competing aircraft; the announcement by Delta Air Lines (launch customer for the MD-90) of its intent to replace its existing fleet of MD-90s and to seek a business resolution with McDonnell Douglas with respect to its remaining orders for the aircraft; and the lack of significant new MD-90 orders.

         In recognition of these developments, the Company reduced its estimates of future MD-90 aircraft deliveries in December 1996 to include only deliveries which were supported by firm orders, options and letters of intent for the aircraft. Based on its reduced estimate of future aircraft deliveries, the Company believed that future MD-90 sales would not be sufficient to recover its contract investment plus the costs it would be required to spend in the future to complete the contract. As a result, the Company recorded a $49.3 million pretax charge ($29.5 million after tax) in December of 1996 (this charge did not impact the income statement; rather, it was recognized as a direct adjustment to equity as a result of aligning Rohr's fiscal year with BFGoodrich's). In July 1997, the Company further reduced its market estimate of future MD-90 sales to existing firm aircraft orders (excluding firm orders from Delta Air Lines) and recorded an additional $35.2 million pretax charge ($21.0 million after tax, or $.19 per diluted share).

         Operating Income (Loss) by Group               1997               1996
         --------------------------------               ----               ----
                                                              (in millions)

         Aerostructures                                $102.6            $ 97.0
         Landing Systems                                 90.3              87.0
         Sensors and Integrated Systems                 133.9             104.6
         MRO                                             (1.0)             32.1
                                                       ------            ------
                  Total                                $325.8            $320.7
                                                       ======            ======

         LANDING SYSTEMS GROUP The Group's sales were $765.8 million, an increase of $176.6 million, or 30.0 percent, from 1996. The continued sales growth in 1997 primarily reflected higher original-equipment volumes of landing gear and evacuation products and higher wheel and brake replacement sales. Landing gear programs providing the largest increased volume contribution included the B737, B767 and MD-11. Key evacuation systems programs included the B747-400 and the A330/340. Aftermarket demand for commercial wheels and brakes was also strong, primarily for the B777, B737, B747-400 and A330/340 programs. In addition, demand for regional, business, and military wheels and brakes significantly improved during the year, particularly for the F-16 retrofit program.

         Excluding a $14.2 million bad debt charge in 1996, operating income decreased by $10.9 million from 1996 to 1997. The decrease was primarily attributable to increased costs on the B737-700 program, higher strategic sales incentive costs for wheels and brakes, increased engineering costs associated with the Dash8-400 program and foreign exchange losses associated with our Canadian facilities; partially offset by greater sales of landing gear and evacuation slides to the original-equipment market and more aftermarket sales of wheels and brakes.

         SENSORS AND INTEGRATED SYSTEMS GROUP The Group's sales were $833.9 million in 1997, an increase of $98.3 million, or 13.4 percent, from 1996. The increased sales volumes of the Sensors and Integrated Systems Group reflected increased demand from commercial original-equipment manufacturers for aircraft engine components and aircraft sensors, principally on the B777 and B747 commercial transport programs and the Embraer and Gulfstream GV regional and business jet programs. Stronger demand for aftermarket spares also boosted sales, particularly for aircraft engine components and aircraft sensors and fuel systems. In addition, the group benefited from the March completion of the Gulton Data Systems acquisition, a transaction which offset lost sales resulting from the engine electrical systems business divestiture in June 1997. Gulton Data Systems sells products primarily to the space industry.

         Operating income for the group increased 28.0 percent over 1996 results due to increased volumes of higher-margin aftermarket spares that were sold to the commercial markets. Operating income improvement also reflects productivity initiatives, including business and plant consolidations. In addition, the income contribution of Gulton Data Systems more than offset the lost income from the divested engine electrical systems business.

         OPERATING MARGIN BY GROUP                     1997             1996
         -------------------------                     ----             ----

         Aerostructures                                9.9%             13.0%
         Landing Systems                              11.8%             14.8%
         Sensors and Integrated Systems               16.1%             14.2%
         MRO                                          (0.3)%             8.3%
                  Total Segment                       10.8%             13.1%

         MAINTENANCE, REPAIR AND OVERHAUL (MRO) GROUP The Group's sales were $386.7 million in 1997, an increase of $1.3 million, or 0.3 percent, from 1996. The group's airframe business posted higher sales during the year. Despite the negative effects of the UPS strike during the summer of 1997 and productivity issues throughout the year, the airframe business achieved a 5 percent sales growth. This growth was due to increased demand for services from airline customers throughout the year and the addition of two new customers -- United and Northwest Airlines. Partially offsetting this increase in sales volume was a decrease in sales volume in the component services business due to reduced demand from a major customer and, to a lesser extent, the bankruptcy of two customers early in 1997.

         The MRO Group, however, recorded an operating loss in 1997. The group recognized an $11.8 million bad debt charge related to all amounts receivable from Western Pacific Airlines. Western Pacific filed for Chapter 11 protection under the Bankruptcy Code in October 1997. On February 4, 1998, Western Pacific abruptly ceased its operations, resulting in the bankruptcy court ordering liquidation of the airline. In addition to the Western Pacific matter, the airframe business continued to face challenges in retaining skilled technical workers, as competition for skilled workers significantly increased due to hiring at Boeing and the airlines. This resulted in higher costs for training new workers, lower productivity and higher wage and benefit rates for retained skilled workers. Although turnover of the labor force declined progressively during 1997, turnover levels at year end were still higher than historical levels. In addition, lower customer demand and higher operating costs in the component services business contributed to the operating income decline. Finally, the group's 1996 sales included approximately $7.0 million of high-margin product sales by the component services business which are not normally made by the service businesses.

  ENGINEERED INDUSTRIAL PRODUCTS

(in millions)                               1997           1996         % Change
                                            ----           ----         --------

Sales                                      $ 757.1       $  726.5          4.2
Operating Income                             147.0          144.1          2.0
Operating Income as Percent of
Sales                                         19.4           19.8

         Sales increased $30.6, or 4.2 percent, from $726.5 million in 1996 to $757.1 million in 1997. The increase resulted primarily from an increased demand for compressors and diesel/gas engines, partially offset by lower sales of automotive components.

         Operating income increased by $2.9 million, or 2.0 percent, from $144.1 million in 1996 to $147.0 million in 1997. The increase in operating income resulted from the increased compressor and diesel/gas engine sales ($10 million) noted above, offset by additional costs related to international initiatives ($2 million) and by reduced sales of automotive components ($5 million).

  PERFORMANCE MATERIALS

         Sales increased 10 percent in 1997, to $904.7 million. Excluding acquisitions, sales increased 7 percent. Segment operating income increased 17 percent, largely reflecting strong volume growth. Adverse foreign exchange effects tempered the segment's income growth, which would have been 21 percent excluding the impact of the stronger U.S. dollar.

         Sales by Group                                1997              1996
         --------------                                ----              ----
                                                           (in millions)

         Textile and Coatings Solutions                $401.2          $362.6
         Polymer Additives and Specialty Plastics       420.9           386.0
         Consumer Specialties                            82.6            75.8
                                                       ------          ------
                                                       $904.7          $824.4
                                                       ======          ======

         TEXTILE AND COATINGS SOLUTIONS Sales for the Group increased by $38.6 million, or 10.6 percent, from $362.6 million in 1996 to $401.2 million in 1997. Excluding the negative impact of a stronger dollar during 1997, sales increased
11.5 percent. The increase in sales was attributable to increased volumes and prices across all product lines, especially in the coatings and industrial markets served by the Group. Excluding acquisitions, sales increased by 3 percent.

         Operating income increased 19 percent during 1997 as compared to 1996. The increase in operating income was due to increases in volume and price as well as the impact of acquisitions. These increases were partially offset by the negative impact of a stronger U.S. dollar. Excluding acquisitions and the impact of foreign exchange, operating income increased by 19.4 percent.

         Operating Income                                   1997         1996
         ----------------                                   ----         ----
                                                             (in millions)

         Textile and Coatings Solutions                    $ 48.6       $ 40.7
         Polymer Additives and Specialty Plastics            57.3         57.6
         Consumer Specialties                                22.3         15.2
                                                           ------       ------
                                                           $128.2       $113.5
                                                           ======       ======

         POLYMER ADDITIVES AND SPECIALTY PLASTICS GROUP Sales in 1997 rose 9 percent, from $386.0 million in 1996 to $420.9 million in 1997, despite the stronger U.S. dollar effects during the year. Adjusted for exchange rate changes, principally against European currencies, sales increased 13 percent over 1996. Solid volume gains in the group's TempRite(R) high-heat-resistant plastics were achieved, most of which were in North America, while significantly higher volumes for Estane(R) thermoplastic polyurethanes occurred in both North America and Europe. Static-control polymer sales growth was achieved in North America and Asia.

         1997 was a transitional year from an operating income perspective. Operating income declined 0.5 percent from $57.6 million in 1996 to $57.3 million in 1997. The decrease related mostly to volume increases that were more than offset by start-up costs in connection with investments in domestic and global expansions in all divisions. The negative foreign exchange impact of the stronger U.S. dollar and higher raw material costs also reduced operating income. The group's operating income increased 11.0 percent over 1996 without the foreign exchange impact. Operating income growth was achieved by the thermoplastic polyurethane business. Significant operating margin erosion occurred, however, in the high-heat-resistant plastics business, principally caused by the significant start-up costs associated with the construction of two new European plants.

         Operating Margin by Group                         1997         1996
         -------------------------                         ----         ----

         Textile and Coatings Solutions                    12.1%        11.2%
         Polymer Additives and Specialty Plastics          13.6%        14.9%
         Consumer Specialties                              27.0%        20.0%

         CONSUMER SPECIALTIES GROUP Sales for the Group increased by $6.8 million, or 9 percent, from $75.8 million in 1996 to $82.6 million in 1997. Excluding the impact of a stronger dollar during 1997, sales increased 14.1 percent. Synthetic thickener sales for personal-care, household and pharmaceutical applications in Europe and Asia were particularly strong. Selling prices were also generally higher across all product lines.

         Operating income increased $7.1 million, or 46.7 percent, from $15.2 million in 1996 to $22.3 million in 1997 driven by increased volumes and prices, as well as an improved sales mix. These increases were partially offset by the negative impact of a stronger U.S. dollar. Excluding the impact of foreign exchange, operating income increased 66.4 percent.

CAPITAL RESOURCES AND LIQUIDITY Current assets less current liabilities were $745.6 million at December 31, 1998, compared with $586.2 million a year earlier--an increase of $159.4 million. The Company's current ratio was 1.59X at December 31, 1998, compared with 1.50X a year ago. In addition, the quick ratio was 0.65X at the end of 1998, compared with 0.60X at the end of 1997. These increases principally reflect the impact of the Company's refinancing activities. The Company's total debt less cash and cash equivalents was $1,671.2 million at December 31, 1998, compared with $1,458.0 million at December 31, 1997.

         The Company has adequate cash flow from operations to satisfy its operating requirements and capital spending programs. In addition, the Company has the credit facilities described in the following paragraphs to finance growth opportunities as they arise.

  SHORT-TERM DEBT

         The Company maintains $300.0 million of committed domestic revolving credit agreements with various banks, expiring in the year 2000. At December 31, 1998, and throughout the year, these facilities were not in use. In addition, the Company had available formal foreign lines of credit and overdraft facilities, including the committed European revolver, of $100.2 million at December 31, 1998, of which $32.5 million was available.

         The Company's $75.0 million committed multi-currency revolving credit facility with various international banks, expires in the year 2003. The Company intends to use this facility for short- and long-term local currency financing to support European operations growth. At December 31, 1998, the Company had borrowed $64.0 million ($37.2 million on a short-term basis and $26.8 million on a long-term basis) denominated in various European currencies at floating rates. The Company has effectively converted the $26.8 million long-term debt portion into fixed-rate debt with an interest rate swap.

         The Company also maintains $380 million of uncommitted domestic money market facilities with various banks to meet its short-term borrowing requirements. As of December 31, 1998, $277 million of these facilities were unused and available. The Company's uncommitted credit facilities are provided by a small number of commercial banks that also provide the Company with all of its domestic committed lines of credit and the majority of its cash management, trust and investment management requirements. As a result of these established relationships, the Company believes that its uncommitted facilities are a highly reliable and cost-effective source of liquidity.

  LONG-TERM DEBT

         In 1998, the Company issued $100.0 million of 6.45 percent notes due in 2008, $130.0 million of 6.9 percent notes due in 2018, and $200.0 million of 7.0 percent notes due in 2038, primarily for the financing of the Freedom Chemical acquisition (see Note H to the Consolidated Financial Statements). During 1998, the Company also issued $300.0 million of 7.5 percent Notes due in 2008, primarily to reduce indebtedness under its revolving credit facility.

         The revolving credit facility provides a commitment of up to $600 million to the Company, up to $125.0 million of which can be used for letters of credit. At December 31, 1998, $239.5 million of borrowings and $14.2 million of letters of credit were outstanding under the revolving credit facility, leaving availability of $346.3 million. The revolving credit facility was terminated subsequent to the consummation of the merger with Coltec.

         Also in 1998, Coltec Capital Trust issued $150.0 million of Convertible Preferred Securities ("TIDES"), the proceeds of which were used primarily to reduce indebtedness under the revolving credit facility.

         The Company believes that its credit facilities are sufficient to meet longer-term capital requirements, including normal maturities of long-term debt.

         At December 31, 1998, the Company's debt-to-capitalization ratio was
53.3 percent. For purposes of this ratio, the TIDES and QUIPS (see Note R to the Consolidated Financial Statements) are treated as capital.

  EBITDA

         EBITDA is income from continuing operations before distributions on Trust preferred securities, income tax expense, net interest expense, depreciation and amortization and special items. EBITDA for the Company is summarized as follows:

                                                             1998              1997           1996
                                                             ----              ----           ----
         Income from continuing operations before
           taxes and trust distributions                      $594.2           $343.7         $290.7
         Add:
           Net interest expense                                128.0            115.9          160.5
           Depreciation and amortization                       210.2            169.1          152.7
           Special items                                       (47.7)            72.1           20.1
                                                              ------           ------         ------
         EBITDA                                               $884.7           $700.8         $624.0
                                                              ======           ======         ======

  OPERATING CASH FLOWS

         Operating cash flows of $499.1 million in 1998 were $227.9 million higher than in 1997. The increase in operating cash flow was attributable to higher net earnings (adjusted to exclude non-cash items), which increased $232.6 million between periods.

  INVESTING CASH FLOWS

         The Company used $679.3 million of cash in 1998 related to investing activities, primarily in the acquisition of various businesses. In 1997, investing activities only used cash of $22.8 million, primarily resulting from the sale of various businesses. The Company expects to acquire additional businesses as circumstances warrant and as opportunities arise.

  FINANCING CASH FLOWS

         Financing activities provided the Company with $171.6 million in cash in 1998, as compared to using cash of $302.7 million in 1997. The Company increased its borrowings in 1998 to finance the acquisitions discussed above. Likewise, the Company used the proceeds from the sale of various businesses in 1997 to repay certain higher cost debt. The Company also spent approximately $40 million to terminate a receivables sales program in 1998.

         Cash flow from operations has been more than adequate to finance capital expenditures in each of the past three years. The Company expects to have sufficient cash flow from operations to finance planned capital spending for 1999.

   CONTINGENCIES

GENERAL

         There are pending or threatened against BFGoodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. BFGoodrich believes that any liability that may finally be determined with respect to commercial and product liability claims, should not have a material effect on the Company's consolidated financial position or results of operations. From time to time, the Company is also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

ENVIRONMENTAL

         The Company and its subsidiaries are generators of both hazardous wastes and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, the Company has been designated as a potentially responsible party ("PRP") by the U.S. Environmental Protection Agency ("EPA"), or similar state agencies, in connection with several sites.

         The Company initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. It also conducts a compliance and management systems audit program. The Company believes that compliance with current governmental regulations will not have a material adverse effect on its capital expenditures, earnings or competitive position.

         The Company's environmental engineers and consultants review and monitor environmental issues at past and existing operating sites, as well as off-site disposal sites at which the Company has been identified as a PRP. This process includes investigation and remedial selection and implementation, as well as negotiations with other PRPs and governmental agencies.

         At December 31, 1998, the Company had recorded in Accrued Expenses and in Other Non-current Liabilities a total of $129.7 million to cover future environmental expenditures.

         The Company believes that its reserves are adequate based on currently available information. Management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to the Company's financial condition but could be material to the Company's results of operations in a given period.

ASBESTOS

         As of December 31, 1998 and 1997, two subsidiaries of the Company were among a number of defendants (typically 15 to 40) in approximately 101,400 and 110,000 actions (including approximately 4,700 and 2,400 actions, respectively in advanced stages of processing) filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. During 1998, 1997 and 1996, these two subsidiaries of the Company received approximately 34,400, 38,200 and 39,900 new actions, respectively. Through December 31, 1998, approximately 244,000 of the approximately 345,400 total actions brought had been settled or otherwise disposed.

         Payments were made by the Company with respect to asbestos liability and related costs aggregating $53.7 million in 1998, $59.2 million in 1997, and $71.3 million in 1996, respectively, substantially all of which were covered by insurance. Settlements are generally made on a group basis with payments made to individual claimants over periods of one to four years. Related to payments not covered by insurance, the Company recorded charges to operations amounting to $8.0 million in each of 1998, 1997 and 1996.

         In accordance with the Company's internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions have progressed to a stage where the Company can reasonably estimate the cost to dispose of these actions. As of December 31, 1998, the Company estimates that the aggregate remaining cost of the disposition of the settled actions for which payments remain to be made and actions in advanced stages of processing, including associated legal costs, is approximately $116.5 million and the Company expects that this cost will be substantially covered by insurance.

         With respect to the 96,700 outstanding actions as of December 31, 1998, which are in preliminary procedural stages, as well as any actions that may be filed in the future, the Company lacks sufficient information upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to estimate with reasonable certainty what, if any, potential liability or costs may be incurred by the Company. However, the Company believes that its subsidiaries are in a favorable position compared to many other defendants because, among other things, the asbestos fibers in its asbestos-containing products were encapsulated. Subsidiaries of the Company continue to distribute encapsulated asbestos-bearing product in the United States with annual sales of less than $1.5 million. All sales are accompanied by appropriate warnings. The end users of such product are sophisticated users who utilize the product for critical applications where no known substitutes exist or have been approved.

         Insurance coverage of a small non-operating subsidiary formerly distributing asbestos-bearing products is nearly depleted. Considering the foregoing, as well as the experience of the Company's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, and given the substantial amount of insurance coverage that the Company expects to be available from its solvent carriers to cover the majority of its exposure, the Company believes that pending and reasonably anticipated future actions are not likely to have a materially adverse effect on the Company's consolidated results of operations or financial condition, but could be material to the Company's results of operations in a given period. Although the insurance coverage which the Company has is substantial, it should be noted that insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. The Company's subsidiaries continue to be named as defendants in new cases, some of which allege initial exposure after July 1, 1984.

         The Company has recorded an accrual for its liabilities for asbestos-related matters that are deemed probable and can be reasonably estimated (settled actions and actions in advanced stages of processing), and has separately recorded an asset equal to the amount of such liabilities that is expected to be recovered by insurance. In addition, the Company has recorded a receivable for that portion of payments previously made for asbestos product liability actions and related litigation costs that is recoverable from its insurance carriers. Liabilities for asbestos-related matters and the receivable from insurance carriers included in the Consolidated Balance Sheets are as follows:

                                                (Dollars in millions)
                                            December 31,      December 31,
                                                1998              1997
                                              ---------         --------

Accounts and notes receivable                   $95.4             $56.0
Other assets                                     32.6              16.2
Accrued expenses                                 89.7              48.1
Other liabilities                                22.8               2.7

  CERTAIN AEROSPACE CONTRACTS

         The Company's Aerostructures Group has a contract with Boeing on the 717-200 program that is subject to certain risks and uncertainties. The Company has pre-production inventory of $85.6 million related to design and development costs on the 717-200 program through September 30, 1999. In addition, the Company has excess-over-average inventory of $49.4 million related to costs associated with the production of the flight test inventory and the first production units on this program. The aircraft was certified by the FAA on September 1, 1999, and Boeing is actively marketing the plane. Recovery of these costs will depend on the ultimate number of aircraft delivered.

YEAR 2000 COMPUTER COSTS

         GENERAL The Year 2000 issue is the result of some computer programs being written using two digits rather than four to define the applicable year. The Company's computer equipment and software and devices with embedded technology that are date-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company has assessed how it may be impacted by the Year 2000 issue and has formulated and commenced implementation of a comprehensive plan to address all known aspects of the issue.

         THE PLAN The Company's plan encompasses its information systems, production and facilities equipment that utilize date/time oriented software or computer chips, products, vendors and customers and is being carried out in four phases: 1) assessment and development of a plan; 2) remediation; 3) testing; and
4) implementation. The Company's plan includes purchasing new information systems where circumstances warrant.

         The Company has made significant progress against its plan and has completed the following percentages of its total planned remediation efforts in the areas noted below as of December 31, 1998:

         Information systems                                  70%
         Production and facilities equipment                  60%
         Products                                             90%

         The Company is also reviewing the efforts of its vendors and customers to become Year 2000 compliant. Letters and questionnaires have been sent to all critical entities with which the Company does business to assess their Year 2000 readiness. The Company anticipates that its activities will be ongoing for all of 1999 and will include follow-up telephone interviews and on-site meetings as considered necessary in the circumstances. Although its review is continuing, the Company is not currently aware of any vendor or customer circumstances that may have a material adverse impact on the Company. The Company will be looking for alternative suppliers where circumstances warrant. The Company can provide no assurance that Year 2000 compliance plans will be successfully completed by suppliers and customers in a timely manner.

         COST The Company's estimate of the total cost for Year 2000 compliance is approximately $105 million, of which approximately $80 million has been incurred through December 31, 1998. The Company capitalized approximately $49 million and expensed approximately $31 million of the $80 million spent to date. The Company's cost estimates include the amount specifically related to remedying Year 2000 issues as well as costs for improved systems which are Year 2000 compliant and would have been acquired in the ordinary course but whose acquisition has been accelerated to ensure compliance by the Year 2000.

         Incremental spending has not been, and is not expected to be, material because most Year 2000 compliance costs include items that are part of the standard procurement and maintenance of the Company's information systems and production and facilities equipment. Other non-Year 2000 efforts have not been materially delayed or impacted by the Company's Year 2000 initiatives.

         RISKS The Company believes that the Year 2000 issue will not pose significant operational problems for the Company. However, if all Year 2000 issues are not properly identified, or assessment, remediation, testing and implementation are not effected in a timely manner with respect to problems that are identified, there can be no assurance that the Year 2000 issue will not have a material adverse impact on the Company's results of operations or adversely affect the Company's relationships with customers, vendors, or others. Additionally, there can be no assurance that the Year 2000 issues of other entities will not have a material adverse impact on the Company's systems or results of operations.

         CONTINGENCY As of September 30, 1999, the Company has developed contingency plans in the event any of its critical suppliers or service providers should incur Year 2000 failures in their systems that would cause a disruption in the Company's ability to conduct business and for system implementations/upgrades planned for later this year. Some of the areas addressed in these contingency plans include potentially increasing the staffing of shifts at year-end, carrying higher-levels of inventory for critical materials, components and finished goods and using alternate suppliers for critical raw materials. The Company's view of a "reasonably likely worse case scenario" would entail the temporary shutdown of a production unit at one or more of the Company's major manufacturing sites. Although the Company does not anticipate such a scenario will occur, if it were to occur, the Company believes it would be able to correct the problem in a timely fashion, alternatively source the production or satisfy the customer demand from existing inventory. Possible consequences of these actions may include increased manufacturing and general and administrative expenses and/or lost revenue. If the Company's contingency plans are not adequate or its suppliers or customers fail to remedy their own Year 2000 matters, the Company's results of operations and financial condition may be materially adversely affected.

TRANSITION TO THE EURO

         Although the Euro was successfully introduced on January 1, 1999, the legacy currencies of those countries participating will continue to be used as legal tender through January 1, 2002. Thereafter, the legacy currencies will be canceled and Euro bills and coins will be used in the eleven participating countries.

         Transition to the Euro creates a number of issues for the Company. Business issues that must be addressed include product pricing policies and ensuring the continuity of business and financial contracts. Finance and accounting issues include the conversion of bank accounts and other treasury and cash management activities.

         The Company continues to address these transition issues and does not expect the transition to the Euro to have a material effect on the results of operations or financial condition of the Company. Actions taken to date include the ability to quote its prices; invoice when requested by the customer; and issue pay checks to its employees on a dual currency basis. The Company has not yet set conversion dates for its accounting systems, statutory reporting and tax books, but will do so in 1999 or early in year 2000. The financial institutions in which the Company has relationships have transitioned to the Euro successfully and are issuing statements in dual currencies.

NEW ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which, as amended by FASB Statement No. 137, is required to be adopted in years beginning after June 15, 2000. The Statement permits early adoptions as of the beginning of any fiscal quarter after its issuance. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

         The Company has not yet determined what the effect of Statement No. 133 will be on its earnings and financial position and has not yet determined the timing or method of adoption. However, the Statement could increase volatility in earnings and comprehensive income.

         In September 1999, the EITF reached a consensus on Issue 99-5, Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements. The consensus requires design and development costs for products to be sold under long-term supply arrangements incurred subsequent to December 31, 1999, to be expensed as incurred unless contractually recoverable. The Company does not believe the consensus will have a significant effect on its results or financial position.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

         This document includes statements that reflect projections or expectations of our future financial condition, results of operations or business that are subject to risk and uncertainty. We believe such statements to be "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. BFGoodrich's actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "anticipate", "intend", "estimate", "are likely to be" and similar expressions.

         Factors that could cause actual results of our Aerospace segment to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following:

o The worldwide civil aviation market could be adversely affected if customers cancel or delay current orders or original-equipment manufacturers reduce the rate they build or expect to build products for such customers. Such cancellations, delays or reductions may occur if there is a substantial change in the health of the airline industry or in the general economy, or if a customer were to experience financial or operational difficulties. There have been weak new aircraft orders and actual cancellation of orders from Asian carriers due to the Asian financial crisis. There are financial difficulties in Russia and Latin America as well. If these developments should continue or accelerate, it could have an adverse effect upon the Company.

o If the decline in future new aircraft build rates is greater than anticipated, there could be a material adverse impact on the Company. Even if orders remain strong, original-equipment manufacturers could reduce the rate at which they build aircraft due to inability to obtain adequate parts from suppliers and/or because of productivity problems relating to a recent rapid build-up of the labor force to increase the build rate of new aircraft. Boeing announced a temporary cessation of production in the fall of 1997 for these reasons.

o A change in levels of defense spending could curtail or enhance prospects in the Company's military business.

o If the trend towards increased outsourcing or reduced number of suppliers in the airline industry changes, it could affect the Company's business.

o If the Boeing 717 program is not as successful as anticipated, it could adversely affect the Company's business.

o If the Company is unable to continue to acquire and develop new systems and improvements, it could affect future growth rates.

o In the immediate past there has been a higher-than-normal historical turnover rate of technicians in the MRO business due to hiring by Boeing and the airlines, although recently the turnover rate has been returning closer to historical levels. If this trend were again to reverse, it could have an adverse effect on the Company.

o If the Company does not experience continued growth in demand for its higher-margin aftermarket aerospace products or is unable to continue to achieve improved operating margins in its MRO business, it could have an adverse effect on operating results. Such events could be exacerbated if there is a substantial change in the health of the airline industry, or in the general economy, or if a customer were to experience major financial difficulties. Various industry estimates of future growth of revenue passenger miles, new original equipment deliveries and estimates of future deliveries of regional, business, general aviation and military orders may prove optimistic, which could have an adverse affect on operations.

         Factors that could cause actual results of our Engineered Industrial Products segment to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following:

o If maintenance schedules are reduced or delayed in the segment's key customer base, including the petrochemical industry in the US, then results could be adversely impacted. A significant decline in the price of oil would also negatively impact the results of the segment.

o The segment could be adversely impacted if capital spending for products used in the manufacture of industrial products in the US declines.

o If decreases in Federal funding cause orders for large engines to decline or be delayed, then the results of segment could be adversely impacted.

o The results could be adversely impacted if orders in the automotive/heavy-duty truck market decline.

         Factors that could cause actual results of our Performance Materials segment to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following:

o Expected sales increases in the Far East and Latin America could be adversely impacted by recent turmoil in financial markets in those regions.

o If volume does not increase or cost reduction benefits do not materialize, the results of the Performance Materials Segment could be adversely affected.

o If cost benefits from continued integration of recent acquisitions and realignment activities do not occur as expected, results could be adversely impacted.

o    Revenue growth in various businesses may not materialize as expected.

o The segment may not be able to achieve the $7 million in cost savings in the second half of 1999 and $15 million in annualized savings in 2000 from the realignment of the Performance Materials organization.

         Factors that could cause actual results of the entire Company to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following:

o If outside vendors are unable to make their computer systems Year 2000 compliant in time, or if the magnitude of the Year 2000 issue is greater than presently anticipated, it could have a material adverse impact on the Company.

o Future claims against the Company's subsidiaries with respect to asbestos exposure and insurance and related costs may result in future liabilities that are significant and may be material.

o If there are unexpected developments with respect to environmental matters involving the Company, it could have an adverse effect upon the Company.

o The Company anticipates $60 million in annualized savings from the Coltec merger by 2002. If the Company is unable to achieve these savings, it could have an adverse impact upon the Company.

o If the Company's state and local tax planning is not as effective as anticipated, the Company's effective tax rate could increase.

         We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements were made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

         INTEREST RATE EXPOSURE The table below provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table represents principal cash flows and related weighted average interest rates by expected (contractual) maturity dates. Notional values are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable (receive) rates are based on implied forward rates in the yield curve at December 31, 1998.

                             EXPECTED MATURITY DATE

                                                                                                                     FAIR
                                  1999       2000        2001        2002      2003    THEREAFTER        TOTAL       VALUE
                                  ----       ----        ----        ----      ----    ----------        -----       -----
Debt
   Fixed Rate                      $5.1    $ 11.4      $178.1       $2.0       $0.8     $1,107.6      $1,305.0      $1,506.4
       Avg. Interest Rate           6.5%      7.5%        9.5        0.3%       0.6%         7.1%          7.4%
   Variable Rate                  144.1        --       266.3         --         --           --         410.4         410.4
       Avg. Interest Rate           5.2%       --         5.4%        --         --           --           5.3%
   Interest Rate Swaps
     Variable to Fixed              --       50.0        66.8      190.0         --           --         306.8         (13.0)
     Average Pay Rate               --        5.780%      6.207%     6.151%      --           --           6.103%
     Average Receive Rate           --        5.065%      4.228%     5.107%      --           --           4.909%

         FOREIGN CURRENCY EXPOSURE The Company's international operations expose it to translation risk when the local currency financial statements are translated to U.S. dollars. As currency exchange rates fluctuate, translation of the statements of income of international businesses into U.S. dollars will affect comparability of revenues and expenses between years. The Company hedges a significant portion of its net investments in international subsidiaries by financing the purchase and cash flow requirements through local currency borrowings.

         The Company also utilizes forward exchange contracts to hedge U.S. dollar-denominated sales, under long-term contracts, of certain Canadian subsidiaries. The table below provides information about the Company's Canadian dollar-denominated forward exchange contracts. The table presents notional values, fair values and average hedge rates by expected (contractual) maturity dates. These notional values generally are used to calculate the contractual payments to be exchanged under the contract.



       CURRENCY SOLD        CURRENCY RECEIVED        1999       2000     2001     2002      2003        TOTAL
       -------------        ------------------       ----       ----     ----     ----      ----        -----
Forward Contracts:
U.S. Dollar                   Canadian Dollar
   Notional Value                                    63.8       32.7    24.0        --        --      120.5
   Fair Value                                        (5.7)      (3.6)   (3.1)       --        --      (12.4)
   Avg. Hedge Rate                                    1.392      1.360   1.330      --        --        1.371

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

         The Consolidated Financial Statements and Notes to Consolidated Financial Statements of The B.F.Goodrich Company and subsidiaries have been prepared by management. These statements have been prepared in accordance with generally accepted accounting principles and, accordingly, include amounts based upon informed judgments and estimates. Management is responsible for the selection of appropriate accounting principles and the fairness and integrity of such statements.

         The Company maintains a system of internal controls designed to provide reasonable assurance that accounting records are reliable for the preparation of financial statements and for safeguarding assets. The Company's system of internal controls includes: written policies, guidelines and procedures; organizational structures, staffed through the careful selection of people that provide an appropriate division of responsibility and accountability; and an internal audit program. Ernst & Young LLP, independent auditors, were engaged to audit and to render an opinion on the Consolidated Financial Statements of The B.F.Goodrich Company and subsidiaries. Their opinion is based on procedures believed by them to be sufficient to provide reasonable assurance that the Consolidated Financial Statements are not materially misstated. The report of Ernst & Young LLP follows.

         The Board of Directors pursues its oversight responsibility for the financial statements through its Audit Committee, composed of Directors who are not employees of the Company. The Audit Committee meets regularly to review with management and Ernst & Young LLP the Company's accounting policies, internal and external audit plans and results of audits. To ensure complete independence, Ernst & Young LLP and the internal auditors have full access to the Audit Committee and meet with the Committee without the presence of management.

/s/ D. L. Burner
Chairman and Chief Executive Officer

/s/ L. A. Chapman
Senior Vice President and Chief Financial Officer

/s/ R. D. Koney, Jr.
Vice President and Controller

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of The BFGoodrich Company:

We have audited the accompanying Consolidated Balance Sheet of The BFGoodrich Company and subsidiaries as of December 31, 1998 and 1997, and the related Consolidated Statement of Income, Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1998. The consolidated financial statements give retroactive effect to the mergers of The BFGoodrich Company and Coltec Industries Inc on July 12, 1999 and The BFGoodrich Company and Rohr, Inc. on December 22, 1997, which have been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. These financial statements are the responsibility of the management of The BFGoodrich Company. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Coltec Industries Inc or Rohr, Inc. which statements reflect total assets constituting 20% for 1998 and 22% for 1997, and total sales constituting 28% in 1998, 28% in 1997 and 48% in 1996 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Coltec Industries Inc and Rohr, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The BFGoodrich Company and subsidiaries at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the mergers of Coltec Industries Inc and Rohr, Inc., as described in the notes to the consolidated financial statements, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP
Charlotte, North Carolina
December 10, 1999

                        CONSOLIDATED STATEMENT OF INCOME

                                                                             YEAR ENDED DECEMBER 31
                                                                ------------------------------------------------
                                                                  1998                  1997               1996
                                                                --------              --------           --------
                                                                              (DOLLARS IN MILLIONS,
                                                                            EXCEPT PER SHARE AMOUNTS)
SALES                                                           $5,454.8              $4,687.9           $ 4,005.5
Operating costs and expenses:
   Cost of sales                                                 3,919.2               3,372.7             2,841.0
   Charge for MD-90 contract                                          --                  35.2                  --
   Selling and administrative costs                                841.9                 772.1               671.3
   Merger-related and consolidation
         costs                                                      10.5                  77.0                11.2
                                                                --------              --------           ---------
                                                                 4,771.6               4,257.0             3,523.5
                                                                --------              --------           ---------
OPERATING INCOME                                                   683.2                 430.9               482.0
Interest expense                                                  (134.1)               (127.9)             (164.7)
Interest income                                                      6.1                  12.0                 4.2
Gain on issuance of
   subsidiary stock                                                   --                  13.7                  --
Other income (expense)--net                                         39.0                  15.0               (30.8)
                                                                --------              --------           ---------
Income from continuing operations
   before income taxes and
   Trust distributions                                             594.2                 343.7               290.7
Income tax expense                                                (218.5)               (138.2)             (103.2)
Distributions on Trust preferred
   securities                                                      (16.1)                (10.5)              (10.5)
                                                                --------              --------           ---------
Income From Continuing Operations                                  359.6                 195.0               177.0
Income (loss) from discontinued
   operations -- net of taxes                                       (1.6)                 84.3               115.5
                                                                --------              --------           ---------
Income Before Extraordinary Items                                  358.0                 279.3               292.5
Extraordinary losses on debt
   extinguishment -- net of taxes                                   (4.3)                (19.3)              (30.6)
                                                                --------              --------           ---------
NET INCOME                                                      $  353.7              $  260.0           $   261.9
                                                                ========              ========           =========
BASIC EARNINGS PER SHARE:
   Continuing operations                                        $   3.26              $   1.81           $    1.68
   Discontinued operations                                         (0.01)                 0.78                1.10
   Extraordinary losses                                            (0.04)                (0.18)              (0.29)
                                                                --------              --------           ---------
   Net income                                                   $   3.21              $   2.41           $    2.49
                                                                ========              ========           =========
DILUTED EARNINGS PER SHARE:
   Continuing operations                                        $   3.19              $   1.75           $    1.63
   Discontinued operations                                         (0.01)                 0.75                1.05
   Extraordinary losses                                            (0.04)                (0.17)              (0.28)
                                                                ---------            ---------           ---------
   Net income                                                   $   3.14             $    2.33           $    2.40
                                                                ========             =========           =========



See Notes to Consolidated Financial Statements.

                           CONSOLIDATED BALANCE SHEET

                                                                                                  DECEMBER 31
                                                                                       -------------------------------
                                                                                         1998                  1997
                                                                                       --------               --------
                                                                                             (DOLLARS IN MILLIONS,
                                                                                               EXCEPT PER SHARE
                                                                                                   AMOUNTS)
CURRENT ASSETS
   Cash and cash equivalents                                                           $   53.5               $   61.7
   Accounts and notes receivable                                                          777.2                  652.9
   Inventories                                                                            967.7                  849.7
   Deferred income taxes                                                                  162.6                  147.6
   Prepaid expenses and other assets                                                       54.8                   57.2
                                                                                       --------               --------
      Total Current Assets                                                              2,015.8                1,769.1
Property                                                                                1,562.5                1,352.7
Deferred Income Taxes                                                                        --                    6.8
Prepaid Pension                                                                           193.3                  182.7
Goodwill                                                                                  985.6                  704.0
Identifiable Intangible Assets                                                            112.4                   51.1
Other Assets                                                                              343.4                  267.3
                                                                                       --------               --------
      Total Assets                                                                     $5,213.0               $4,333.7
                                                                                       ========               ========
CURRENT LIABILITIES
   Short-term bank debt                                                                $  144.4               $  192.8
   Accounts payable                                                                       456.0                  426.4
   Accrued expenses                                                                       617.0                  558.7
   Income taxes payable                                                                    45.2                     --
   Current maturities of long-term debt
      and capital lease obligations                                                         7.6                    5.0
                                                                                       --------               --------
      Total Current Liabilities                                                         1,270.2                1,182.9
Long-term Debt and Capital Lease Obligations                                            1,572.7                1,321.9
Pension Obligations                                                                        76.6                   68.7
Postretirement Benefits Other Than Pensions                                               358.5                  359.3
Other Non-current Liabilities                                                             328.5                  286.8
Deferred Income Taxes                                                                     100.2                     --
Commitments and Contingent Liabilities                                                       --                     --
Mandatorily Redeemable Preferred
  Securities of Trusts                                                                    268.9                  123.1

SHAREHOLDERS' EQUITY
   Common stock-$5 par value
      Authorized, 200,000,000 shares; issued,
      111,524,852 shares in 1998 and
      110,814,064 shares in 1997 (excluding
        14,000,000 shares held by a wholly-owned
         subsidiary)                                                                      557.7                  554.0
   Additional capital                                                                     883.5                  880.3
   Accumulated deficit                                                                   (120.4)                (392.9)
   Accumulated other comprehensive income                                                 (15.1)                 (11.9)
   Unearned compensation                                                                   (2.7)                  (3.4)
   Common stock held in treasury, at
      cost (1,846,894 shares in 1998
      and 1,204,022 shares in 1997)                                                       (65.6)                 (35.1)
                                                                                       --------               --------
        Total Shareholders' Equity                                                      1,237.4                  991.0
                                                                                       --------               --------
        Total Liabilities and
          Shareholders' Equity                                                         $5,213.0               $4,333.7
                                                                                       ========               ========



See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31
                                                                           ----------------------------------------------
                                                                             1998              1997                1996
                                                                           -------           --------             -------
                                                                                       (DOLLARS IN MILLIONS)
OPERATING ACTIVITIES
Net income                                                                 $ 353.7           $  260.0              $261.9
Adjustments to reconcile net
   income to net cash provided
   by operating activities:
      Extraordinary losses on
         debt extinguishment                                                   4.3               19.3                30.6
      Depreciation and amortization                                          210.2              177.2               175.8
      Deferred income taxes                                                   83.3               57.1                46.4
      Net gains on sale of businesses                                        (58.3)            (138.8)              (71.3)
      Charge for exchange of 7.75%
         Convertible Notes                                                      --                 --                 5.3
      Asset impairment write-down                                              6.5                 --                 7.2
      Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
           Receivables                                                       (45.2)             (47.9)              (79.5)
           Inventories                                                       (79.2)             (84.9)              (25.1)
           Other current assets                                                2.8               (1.6)                1.4
           Accounts payable                                                   (6.9)              63.3                 7.1
           Accrued expenses                                                   35.5               76.3                (9.6)
           Income taxes payable                                               46.0                4.7               (20.1)
           Other non-current assets and liabilities                          (53.6)            (113.5)              (15.1)
                                                                           -------           --------             -------
Net cash provided by operating activities                                    499.1              271.2               315.0
                                                                           -------           --------             -------
INVESTING ACTIVITIES
Purchases of property                                                       (262.0)            (241.1)             (241.7)
Proceeds from sale of property                                                 4.2                8.5                 8.8
Proceeds from sale of businesses                                             100.0              395.9               358.0
Sale of short-term investments                                                  --                8.0                  --
Payments made in connection with
   acquisitions, net of cash acquired                                       (521.5)            (194.1)             (107.9)
                                                                           -------           --------             -------
Net cash provided (used) by investing activities                            (679.3)             (22.8)               17.2
                                                                           -------           --------             -------
FINANCING ACTIVITIES
Increase (decrease) in short-term debt, net                                  (52.3)              68.9               122.5
Proceeds from issuance of long-term debt                                     724.5              150.8               613.1
Increase (decrease) in revolving credit facility, net                       (458.0)              39.5              (196.0)
Repayment of long-term debt and capital lease obligations                    (33.1)            (551.1)             (778.1)
Proceeds from sale of receivables, net                                        12.5               87.5                13.5
Termination of a receivable sales program                                    (40.0)                --                  --
Proceeds from issuance of convertible preferred securities, net              144.0                 --                  --
Proceeds from issuance of capital stock                                       28.8               23.0                11.2
Purchases of treasury stock                                                  (64.7)             (52.4)              (46.5)
Dividends                                                                    (75.7)             (59.5)              (58.8)
Distributions on Trust preferred securities                                  (16.1)             (10.5)              (10.5)
Other                                                                          1.7                1.1                 1.3
                                                                           -------            -------             -------
Net cash provided (used) by financing activities                             171.6             (302.7)             (328.3)
                                                                            ------            -------             -------
Effect of Exchange Rate Changes on Cash and Cash Equivalents                   0.4               (2.4)               (0.7)
                                                                            ------            -------             -------
Net Decrease in Cash and Cash Equivalents                                     (8.2)             (56.7)                3.2
Cash and Cash Equivalents at Beginning of Year (1)                            61.7              118.4               148.9
                                                                            ------            -------             -------

Cash and Cash Equivalents at End of Year                                    $ 53.5            $  61.7             $ 152.1
                                                                            ======            =======             =======

(1) Cash and cash equivalents at the beginning of 1997 does not agree with the amount at the end of 1996 due to the net cash transactions of Rohr, Inc. from August 1, 1996 to December 31, 1996, which are not reflected in the 1996 column above (see Note C).

See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                 Unearned
                                                                                                 Portion
                                                                                  Accumulated       of
                                         Common Stock                                Other      Restricted
Three Years Ended                   ------------------    Additional  Accumulated Comprehensive   Stock    Treasury
December 31, 1998                    Shares    Amount      Capital    Deficit        Income       Awards     Stock     Total
-----------------                   --------   -------     -------    --------       -------     -------    -------   -------
(In Millions)
Balance December 31, 1995             72.300   $ 361.5     $ 979.3   $  (778.5)     $  (59.5)   $ (18.6)   $ (28.3)   $ 455.9
Net income                                                               261.9                                          261.9
Other comprehensive income:
   Unrealized translation
     adjustments                                                                        (3.0)                            (3.0)
   Minimum pension liability
     adjustment                                                                         37.6                             37.6
                                                                                                                      -------
Total comprehensive income                                                                                              296.5
Repurchase of stock by pooled
   company                            (1.726)     (8.6)      (37.3)                                                     (45.9)
Employee award programs                0.780       3.9        22.0                                  7.5       (1.8)      31.6
Two-for-one common stock split        33.256     166.3      (166.3)
Contribution to pension plans          0.755       3.8        26.2                                                       30.0
Conversion of 7.75%
  Convertible Subordinated
   Notes                               2.806      14.0        28.3                                                       42.3
Purchases of stock for
   treasury                                                                                                   (2.1)      (2.1)
Dividends (per share--$1.10)                                             (58.8)                                         (58.8)
                                    --------   -------     -------    --------       -------     -------    -------   -------
Balance December 31, 1996            108.171     540.9       852.2      (575.4)        (24.9)     (11.1)     (32.2)     749.5
Net income                                                               260.0                                          260.0
Other comprehensive income:
   Unrealized translation
     adjustments, net of
     reclassification
     adjustment for loss
     included in net
     income of $2.3                                                                    (13.2)                           (13.2)
   Minimum pension liability
     adjustment                                                                         (0.2)                            (0.2)
                                                                                                                      -------
Total comprehensive income                                                                                              246.6
Repurchase of stock by pooled
    company                           (0.831)     (4.2)      (27.9)                                                     (32.1)
Employee award programs                0.884       4.4        12.1                                  7.7       (0.7)      23.5
Adjustment to conform
   Rohr's fiscal year                  2.071      10.3        39.6       (18.0)         26.4                             58.3
Conversion of 7.75%
  Convertible Subordinated
  Notes                                0.099       0.5         1.0                                                        1.5
Exercise of warrants                   0.420       2.1         3.3                                                        5.4
Purchases of stock
   for treasury                                                                                               (2.2)      (2.2)
Dividends (per share--$1.10)                                             (59.5)                                         (59.5)
                                    --------   -------     -------    --------       -------   -------      -------    --------
Balance December 31, 1997            110.814     554.0       880.3      (392.9)        (11.9)      (3.4)     (35.1)     991.0
Net income                                                               353.7                                          353.7
Other comprehensive income:
  Unrealized translation
     adjustments                                                                        (2.5)                            (2.5)
  Minimum pension
     liability adjustment                                                               (0.7)                            (0.7)
Total comprehensive income                                                                                              350.5
Repurchase of stock by pooled
  company                             (1.602)     (8.0)      (40.4)                                                     (48.4)
Employee award programs                1.078       5.5        31.5                                  0.7       (0.7)      37.0
Conversion of 7.75%
   Convertible Subordinated
   Notes                               1.235       6.2        12.1                                                       18.3
Purchases of stock
   for treasury                                                                                              (29.8)     (29.8)
Dividends (per share--$1.10)                                             (81.2)                                         (81.2)
                                    --------   -------     -------    --------       -------     -------   --------  --------
Balance December 31, 1998            111.525   $ 557.7     $ 883.5    $ (120.4)      $ (15.1)   $  (2.7)   $ (65.6)  $1,237.4
                                    ========   =======     =======    ========-      =======    =======    =======   ========



See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A  MERGER

         On July 12, 1999, the Company completed its merger with Coltec Industries Inc ("Coltec"). The merger has been accounted for as a pooling-of-interests. Accordingly, all prior period consolidated financial statements have been restated to include the results of operations, financial position and cash flows of Coltec as though Coltec had always been a part of BFGoodrich. As such, results for the three years ended December 31, 1998, 1997 and 1996 represent the combined results of BFGoodrich and Coltec.

         As a result of the merger, Coltec became a wholly-owned subsidiary of the Company. In accordance with the terms of the merger agreement, each share of Coltec common stock was converted into the right to receive 0.56 shares of BFGoodrich common stock, totaling 35.5 million shares of BFGoodrich common stock.

         In addition, the Company issued options to purchase 3.0 million shares of BFGoodrich common stock in exchange for options to purchase Coltec common stock outstanding immediately prior to the merger. These options vest and become exercisable in accordance with the terms and conditions of the original Coltec options. Also, the holders of the 5 1/4% Convertible Preferred Securities issued by Coltec Capital Trust, received the right to convert each such convertible preferred security into 0.955248 of a share of BFGoodrich common stock, subject to certain adjustments.

         The following table presents sales, income from continuing operations and net income for the previously separate companies and the combined amounts presented within the income statement for the periods presented. The conforming accounting adjustments conform Coltec's accounting policies to BFGoodrich's accounting policies, the more significant of which include: (1) Coltec's landing gear business was changed from percentage of completion contract accounting to accrual accounting; (2) non-recurring engineering costs that were capitalized are now expensed unless they are contractually recoverable from the customer; and (3) Coltec's SFAS 106 transition obligation that was previously deferred and was being amortized to income over twenty years has now been recognized immediately upon initial adoption of SFAS 106.

(Dollars in millions)

                                              1998          1997           1996
                                           ----------    ----------     ----------
Sales:
  BFGoodrich ........................      $  3,950.8    $  3,373.0     $  2,845.8
  Coltec ............................         1,504.0       1,314.9        1,159.7
                                           ----------    ----------     ----------
  Combined ..........................      $  5,454.8    $  4,687.9     $  4,005.5
                                           ==========    ==========     ==========

Income from continuing
  operations:
  BFGoodrich ........................      $    228.1    $    113.2     $    115.5
  Coltec ............................           122.3          94.9           54.6
  Conforming accounting
    adjustments .....................             9.2         (13.1)           6.9
                                           ----------    ----------     ----------
  Combined ..........................      $    359.6    $    195.0     $    177.0
                                           ==========    ==========     ==========

Net Income:
  BFGoodrich ........................      $    226.5    $    178.2     $    173.9
  Coltec ............................           118.0          94.9           81.1
  Conforming accounting
    adjustments .....................             9.2         (13.1)           6.9
                                           ----------    ----------     ----------
  Combined ..........................      $    353.7    $    260.0     $    261.9
                                           ==========    ==========     ==========

         The conforming accounting adjustments have also resulted in the following changes applicable to the Coltec balance sheet accounts: a decrease in inventories, income taxes payable and income retained in the business and an increase in postretirement benefits other than pensions and accrued expenses.

         During the third quarter of 1999, the Company recorded merger related and consolidation costs of $204.7 million, of which $8.6 million represents non-cash asset impairment charges. These costs related primarily to personnel related costs ($112.2 million), transaction costs ($78.9 million) and consolidation costs ($13.6 million).

         Personnel related costs include severance, change in control and relocation costs. Personnel related costs associated with the Coltec merger were $96.4 million, consisting of $61.8 million incurred under change in control provisions in employment agreements, $29.9 million in employee severance costs and $4.7 million of relocation costs. Personnel related costs also include employee severance costs of $5.9 million for reductions in Performance Materials (approximately 85 positions), $2.1 million for reductions in Engineered Industrial Products (approximately 125 positions) and $7.8 million for reductions in Aerospace (approximately 400 positions).

         Transaction costs associated with the Coltec merger include investment banking fees, accounting fees, legal fees, litigation settlement costs, registration and listing fees and other transaction costs.

         Consolidation costs include facility consolidation costs and asset impairment charges. Consolidation costs associated with the Coltec merger were $7.1 million, consisting primarily of a $6.6 million non-cash impairment charge for the former BFGoodrich and Aerospace headquarters buildings in Ohio. Consolidation costs also included a $2.0 million non-cash charge related to the write-off of the Company's investment in a research and development joint venture and $1.5 million, $1.7 million and $1.3 million related to realignment activities at Performance Materials, Engineered Industrial Products and Aerospace, respectively.

         During the first six months of 1999, the Company recorded $36.3 million of merger related and consolidation costs, $10.1 million of which related to certain executive severance payments and employee relocation costs related to the Coltec merger and $26.2 million related to employee termination payments resulting from realignment of the Performance Materials Segment headquarters (approximately 140 positions) and the Company's Advanced Technology Group (approximately 15 positions) as well as from reductions at certain Performance Materials operating locations (approximately 40 positions).

NOTE B  SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION The Consolidated Financial Statements reflect the accounts of The BFGoodrich Company and its majority-owned subsidiaries ("the Company" or "BFGoodrich"). Investments in 20- to 50-percent-owned affiliates and majority-owned companies in which investment is considered temporary are accounted for using the equity method. Equity in earnings (losses) from these businesses is included in Other income (expense)-net. Intercompany accounts and transactions are eliminated.

         CASH EQUIVALENTS Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

         INVENTORIES Inventories other than inventoried costs relating to long-term contracts are stated at the lower of cost or market. Certain domestic inventories are valued by the last-in, first-out (LIFO) cost method. Inventories not valued by the LIFO method are valued principally by the average cost method.

         Inventoried costs on long-term contracts include certain preproduction costs, consisting primarily of tooling and design costs and production costs, including applicable overhead. The costs attributed to units delivered under long-term commercial contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as "excess-over average") during the early years of a contract.

         If in-process inventory plus estimated costs to complete a specific contract exceeds the anticipated remaining sales value of such contract, such excess is charged to current earnings, thus reducing inventory to estimated realizable value.

         In accordance with industry practice, costs in inventory include amounts relating to contracts with long production cycles, some of which are not expected to be realized within one year.

         LONG-LIVED ASSETS Property, plant and equipment, including amounts recorded under capital leases, are recorded at cost. Depreciation and amortization is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years. In the case of capitalized lease assets, amortization is computed over the lease term if shorter. Repairs and maintenance costs are expensed as incurred.

         Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is being amortized by the straight-line method, in most cases over 20 to 40 years. The weighted average number of years that goodwill is being amortized over is 28 years. Goodwill amortization is recorded in cost of sales.

         Identifiable intangible assets are recorded at cost, or when acquired as a part of a business combination, at estimated fair value. These assets include patents and other technology agreements, trademarks, licenses and non-compete agreements. They are amortized using the straight-line method over estimated useful lives of 5 to 25 years.

         Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company's estimate of undiscounted cash flows over the assets remaining estimated useful life are less than the assets carrying value. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

         REVENUE AND INCOME RECOGNITION For revenues not recognized under the contract method of accounting, the Company recognizes revenues from the sale of products at the point of passage of title, which is at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

         A significant portion of the Company's sales in the Aerostructures Group of the Aerospace Segment are under long-term, fixed-priced contracts, many of which contain escalation clauses, requiring delivery of products over several years and frequently providing the buyer with option pricing on follow-on orders. Sales and profits on each contract are recognized primarily in accordance with the percentage-of-completion method of accounting, using the units-of-delivery method. The Company follows the guidelines of Statement of Position 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (the contract method of accounting) except that the Company's contract accounting policies differ from the recommendations of SOP 81-1 in that revisions of estimated profits on contracts are included in earnings under the reallocation method rather than the cumulative catch-up method.

         Profit is estimated based on the difference between total estimated revenue and total estimated cost of a contract, excluding that reported in prior periods, and is recognized evenly in the current and future periods as a uniform percentage of sales value on all remaining units to be delivered. Current revenue does not anticipate higher or lower future prices but includes units delivered at actual sales prices. Cost includes the estimated cost of the preproduction effort (primarily tooling and design), plus the estimated cost of manufacturing a specified number of production units. The specified number of production units used to establish the profit margin is predicated upon contractual terms adjusted for market forecasts and does not exceed the lesser of those quantities assumed in original contract pricing or those quantities which the Company now expects to deliver in the periods assumed in the original contract pricing. Option quantities are combined with prior orders when follow-on orders are released.

         The contract method of accounting involves the use of various estimating techniques to project costs at completion and includes estimates of recoveries asserted against the customer for changes in specifications. These estimates involve various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries. Also included are assumptions relative to future labor performance and rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements. The Company reevaluates its contract estimates periodically and reflects changes in estimates in the current and future periods under the reallocation method.

         Included in sales are amounts arising from contract terms that provide for invoicing a portion of the contract price at a date after delivery. Also included are negotiated values for units delivered and anticipated price adjustments for contract changes, claims, escalation and estimated earnings in excess of billing provisions, resulting from the percentage-of-completion method of accounting. Certain contract costs are estimated based on the learning curve concept discussed under Inventories above.

         FINANCIAL INSTRUMENTS The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. Fair value of long-term receivables and investments is based on quoted market prices or on the present value of estimated future cash flows. Fair value of long-term debt is based on rates available to the Company for debt with similar terms and maturities.

         Off balance sheet derivative financial instruments at December 31, 1998, include interest rate swap agreements, foreign currency forward contracts and foreign currency swap agreements. Interest rate swap agreements are used by the Company, from time to time, to manage interest rate risk on its floating rate debt portfolio and its agreement to sell accounts receivable on a revolving basis (See Note F). The cost of interest rate swaps is recorded as part of interest expense and accrued expenses. Fair value of these instruments is based on estimated current settlement cost.

         The Company utilizes forward exchange contracts (principally against the Canadian dollar, British pound, Italian lira, Spanish peseta, French franc, Dutch guilder and U.S. dollar) to hedge U.S. dollar - denominated sales of certain Canadian subsidiaries, the net receivable/payable position arising from trade sales and purchases and intercompany transactions by its European businesses. Foreign currency forward contracts reduce the Company's exposure to the risk that the eventual net cash inflows and outflows resulting from the sale of products and purchases from suppliers denominated in a currency other than the functional currency of the respective businesses will be adversely affected by changes in exchange rates. Foreign currency gains and losses under the above arrangements are not deferred and are reported as part of cost of sales and accrued expenses. Foreign currency forward contracts are entered into with major commercial banks that have high credit ratings. From time to time, the Company uses foreign currency forward contracts to hedge purchases of capital equipment. Foreign currency gains and losses for such purchases are deferred as part of the basis of the asset. Also, the Company has used forward contracts, on a limited basis, to manage its exchange risk on a portion of its purchase commitments from vendors of aircraft components denominated in foreign currencies and to manage its exchange risk for sums paid to a French subsidiary for services. Forward gains and losses associated with contracts accounted for under contract accounting are deferred as contract costs.

         The Company also enters into foreign currency swap agreements (principally for the Belgian franc, French franc and Dutch guilder) to eliminate foreign exchange risk on intercompany loans between the Company's European businesses.

         The fair value of foreign currency forward contracts and foreign currency swap agreements is based on quoted market prices.

         STOCK-BASED COMPENSATION The Company accounts for stock-based employee compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

         ISSUANCE OF SUBSIDIARY STOCK The Company recognizes gains and losses on the issuance of stock by a subsidiary in accordance with the U.S. Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin 84.

         EARNINGS PER SHARE Earnings per share is computed in accordance with SFAS No. 128, "Earnings per Share."

         RESEARCH AND DEVELOPMENT EXPENSE The Company performs research and development under Company-funded programs for commercial products, and under contracts with others. Research and development under contracts with others is performed by the Aerospace Segment for military and commercial products. Total research and development expenditures from continuing operations in 1998, 1997 and 1996 were $240.6 million, $187.7 million and $181.6 million, respectively. Of these amounts, $63.1 million, $39.4 million and $29.4 million, respectively, were funded by customers.

         USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         NEW ACCOUNTING STANDARDS In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which, as amended by FASB Statement No. 137, is required to be adopted in years beginning after June 15, 2000. The Statement permits early adoptions as of the beginning of any fiscal quarter after its issuance. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

         The Company has not yet determined what the effect of Statement No. 133 will be on its earnings and financial position and has not yet determined the timing or method of adoption. However, the Statement could increase volatility in earnings and comprehensive income.

         In September 1999, the EITF reached a consensus on Issue 99-5, Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements. The consensus requires design and development costs for products to be sold under long-term supply arrangements incurred subsequent to December 31, 1999, to be expensed as incurred unless contractually recoverable. The Company does not believe the consensus will have a significant effect on its results or financial position.

NOTE C  OTHER ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

POOLING-OF-INTERESTS

         On December 22, 1997, BFGoodrich completed a merger with Rohr, Inc. by exchanging 18,588,004 shares of BFGoodrich common stock for all of the common stock of Rohr. Each share of Rohr common stock was exchanged for .7 of one share of BFGoodrich common stock. The merger was accounted for as a pooling of interests, and all prior period financial statements were restated to include the financial information of Rohr as though Rohr had always been a part of BFGoodrich.

         Prior to the merger, Rohr's fiscal year ended on July 31. For purposes of the combination, Rohr's financial results for its fiscal year ended July 31, 1997, were restated to the year ended December 31, 1997, to conform with BFGoodrich's calendar year end. Financial results for Rohr's fiscal years ended July 31, 1996 and earlier were not restated to conform to BFGoodrich's calendar year end. For periods prior to 1997, Rohr's fiscal years ended July 31 have been combined with BFGoodrich's calendar years ended December 31. As a result, Rohr's results of operations for the period August 1, 1996 to December 31, 1996, do not appear in the Consolidated Statement of Income and instead are recorded as a direct adjustment to equity. Rohr's revenues, expenses and net loss for this five-month period were $341.3 million, $359.3 million and $18.0 million, respectively. Included in expenses during this period was a $49.3 million pretax charge ($29.5 million after tax) relating to the McDonnell Douglas MD-90 program (see discussion under Aerostructures Group).


PURCHASES

         The following acquisitions were recorded using the purchase method of accounting. Their results of operations were included in the Company's results since their respective dates of acquisition.

         During 1998, the Company acquired a global manufacturer of specialty and fine chemicals; a manufacturer of flexible graphite and polytetrafluoroethylene ("PTFE") products; a business that manufactures, machines and distributes PTFE products; and another business that reprocesses PTFE compounds. The Company also acquired a manufacturer of sealing products; a small manufacturer of textile chemicals used for fabric preparation and finishing; the remaining 20 percent not previously owned of a subsidiary that produces self-lubricating bearings; and a small manufacturer of energetic materials systems during 1998. Total consideration aggregated $521.5 million, of which $308.7 million represented goodwill.

         During 1997, the Company acquired seven businesses for cash consideration of $186.4 million in the aggregate, which included $84.4 million of goodwill. One of the acquired businesses is a manufacturer of data acquisition systems for satellites and other aerospace applications. A second business manufactures diverse aerospace products for commercial and military applications. A third business is a manufacturer of dyes, chemical additives and durable press resins for the textiles industry. A fourth business manufactures thermoplastic polyurethane and is located in the United Kingdom. A fifth business manufactures flight attendant and cockpit seats and the sixth business is a sheet rubber and conveyer belt business.
The remaining acquisition is a small specialty chemicals business.

         The purchase agreement for the flight attendant and cockpit seat business includes contingent payments based on earnings levels for the years ended December 31, 1997-2000. These contingent payments will be recorded as additional purchase price consideration when made and will be amortized over the remaining life of the goodwill.

         During 1996, the Company acquired five specialty chemicals businesses for cash consideration of $107.9 million, which included $80.0 million of goodwill. One of the businesses acquired is a European-based supplier of emulsions and polymers for use in paint and coatings for textiles, paper, graphic arts and industrial applications. Two of the acquisitions represented product lines consisting of water-borne acrylic resins and coatings and additives used in the graphic arts industry. The fourth acquisition consisted of water-based textile coatings product lines. The remaining acquisition was a small supplier of anti-static compounds.

         The impact of these acquisitions was not material in relation to the Company's results of operations. Consequently, pro forma information is not presented.

DISPOSITIONS

         In May 1998, the Company sold the capital stock of its Holley Performance Products subsidiary for $100 million in cash. The sale resulted in a pre-tax gain of $58.3 million, net of liabilities retained. The proceeds from this divestiture were applied toward reducing debt. In 1997, Holley had gross revenues and operating income of approximately $99.0 million and $8.0 million, respectively.

         During 1997, the Company completed the sale of its Engine Electrical Systems Division, which was part of the Sensors and Integrated Systems Group in the Aerospace segment. The Company received cash proceeds of $72.5 million which resulted in a pretax gain of $26.4 million reported within other income (expense) -net.

         In December 1996, the Company sold the exhaust systems and components business of its Stemco division for $11.9 million resulting in a pre-tax gain of $3.5 million. Such gain is reflected in other income (expense) - net. Net sales of the exhaust systems and components business were $18.1 million in 1996.

NOTE D  MERGER RELATED AND CONSOLIDATION COSTS

         The Aerostructures Group's fourth quarter special charge in 1998 of $10.5 million before tax ($6.5 million after tax, or $.06 per share), relates to costs associated with the closure of three facilities and an asset impairment charge. The charge includes $4.0 million for employee termination benefits; $1.8 million related to writing down the carrying value of the three facilities to their fair value less cost to sell and $4.7 million for an asset impairment related to an assembly-service facility in Hamburg, Germany.

         The employee termination benefits primarily represents severance payments that will be made to approximately 700 employees (approximately 600 wage and 100 salaried).

         The shutdowns will affect a composite bonding facility in Hagerstown, Maryland and two assembly sites in Heber Springs and Sheridan, Arkansas. Production work performed at these facilities will be absorbed by the Aerostructures Group's remaining facilities.

         The $1.8 million restructuring charge relates to the write-down of the Hagerstown, Heber Springs and Sheridan facilities to their fair value less cost to sell. The carrying amount of the assets related to these three facilities, net of machinery and equipment that will be transferred to other Aerostructures facilities, approximated $10.0 million at December 31, 1998. The effect of suspending depreciation on these assets will approximate $0.9 million annually.

         The $4.7 million asset impairment charge resulted from management's review of the business for possible disposition. The entire charge related to tangible assets and was based on independent third party appraisals of the facility's fair value. The charge has been recorded in the restructuring costs and asset impairment line item within operating income.

         During 1997, the Company recognized pretax merger-related costs of $105.0 million ($86.0 million after tax, or $0.77 per diluted share) in connection with the Rohr merger. Merger-related costs consisted primarily of costs of investment bankers, attorneys, accountants, financial printing, debt extinguishment and payments due under contractual employee arrangements. Of the $105.0 million, $28.0 million related to debt extinguishment costs ($16.7 million after tax, or $0.15 per diluted share) which have been reported as an extraordinary item.

         Also during 1997, the Company reversed a $10 million accrual related to a 1995 Aerospace charge primarily related to the closure of a facility in Canada. During the same year, the Company's Engineered Industrial Products segment recorded a $10 million charge. This special charge included the costs of closing its FMD Electronics operations in Roscoe, Illinois and its Ortman Fluid Power operations in Hammond, Indiana. The special charge also included the costs to restructure the segment's businesses in Canada and Germany and certain termination costs related to the relocation of the Delavan Commercial Spray Technologies headquarters to North Carolina. The third quarter 1997 charge included costs resulting from cancellation of contractual obligations, asset writedowns, severance and employee-related costs and other costs to shut down these facilities that will not benefit future operations.

         In 1996, the Company recognized a $7.2 million pretax asset impairment charge on its Arkadelphia, Arkansas, facility. Also during 1996, the Company recognized a $4.0 million pretax charge for a voluntary early retirement program for eligible employees of the Performance Materials Segment.

NOTE E  EARNINGS PER SHARE

         The computation of basic and diluted earnings per share for income from continuing operations is as follows:


                                                  1998         1997         1996
                                                  ----         ----         ----
                                                       (IN MILLIONS, EXCEPT
                                                         PER SHARE AMOUNTS)
Numerator:
 Numerator for basic earnings per
  share--income from continuing
   operations                                  $   359.6    $   195.0    $   177.0
Effect of dilutive securities:
7.75% Convertible Notes                              4.5           .9          1.9
                                               ---------    ---------    ---------
  Numerator for diluted earnings
   per share--income from continuing
   operations available to common
   stockholders after assumed conversions      $   364.1    $   195.9    $   178.9
                                               =========    =========    =========
Denominator:
  Denominator for basic earnings
   per share--weighted-average shares              110.2        107.9        105.3
Effect of dilutive securities:
  Stock options,warrants and restricted
    stock issued                                     1.1          2.2          1.6
  Contingent shares                                   .1           .7           .5
  7.75% Convertible Notes                             .5          1.3          2.4
  Convertible preferred securities                   2.0           --           --
                                               ---------    ---------    ---------

Dilutive potential common shares                     3.7          4.2          4.5
                                               ---------    ---------    ---------
  Denominator for diluted earnings
   per share--adjusted weighted-average
    shares and assumed conversions                 113.9        112.1        109.8
                                               =========    =========    =========
Per share income from continuing
  operations:
         Basic                                 $    3.26    $    1.81    $    1.68
                                               =========    =========    =========
         Diluted                               $    3.19    $    1.75    $    1.63
                                               =========    =========    =========


NOTE F  ACCOUNTS AND NOTES RECEIVABLE

         Accounts and notes receivable consist of the following:


                                                                         1998             1997
                                                                         ----             ----
                                                                             (IN MILLIONS)
         Amounts billed                                                $760.0            $613.7
         Recoverable costs and accrued profit on
           units delivered but not billed                                 7.9              10.0
         Recoverable costs and accrued profit
           on progress completed but not billed                           0.5                --
         Unrecovered costs and estimated profit
           subject to future negotiations                                20.2              19.2
         Notes and other receivables                                     14.3              34.2
                                                                       ------            ------
                                                                       $802.9            $677.1
           Less allowance for doubtful accounts                         (25.7)            (24.2)
                                                                       ------            ------
             Total                                                     $777.2            $652.9
                                                                       ======            ======

         "Recoverable costs and accrued profit on units delivered but not billed" represents revenue recognized on contracts for amounts not billable to customers at the balance sheet date. This amount principally represents delayed payment terms along with escalation and repricing predicated upon deliveries and final payment after acceptance.

         "Recoverable costs and accrued profit on progress completed but not billed" represents revenue recognized on contracts based on the percentage-of-completion method of accounting and is anticipated to be billed and collected in accordance with contract terms.

         "Unrecovered costs and estimated profit subject to future negotiations" consists of contract tasks completed for which a final price has not been negotiated with the customer. Amounts in excess of agreed-upon contract prices are recognized when it is probable that the claim will result in additional contract revenue and the amounts can be reliably estimated. Included in this amount are estimated recoveries on constructive change claims related to government-imposed redefined acceptance criteria on the Grumman F-14 contract. Management believes that amounts reflected in the financial statements are reasonable estimates of the ultimate settlements.

         In September 1997, the Company and certain of its subsidiaries sold certain of their U.S. and Canadian customer trade receivables to CNC Finance LLC (CNC Finance), a wholly owned bankruptcy remote subsidiary of the Company. CNC Finance entered into a three-year agreement to sell without recourse, on a revolving basis, an undivided fractional ownership interest in the receivables, based on the level of eligible receivables, up to a maximum of $95.0 million to a special purpose entity of a financial institution. At December 31, 1998 and December 31, 1997, $95.0 million and $82.5 million, respectively, of the Company's receivables were sold under this agreement and the sale was reflected as a reduction of accounts receivable in the 1998 and 1997 balance sheet. The undivided interests were sold at a discount, which was included in interest expense in the 1998 and 1997 income statement.

NOTE G  INVENTORIES

         Inventories consist of the following:


                                                                                                 1998             1997
                                                                                                 ----             ----
                                                                                                     (IN MILLIONS)
         FIFO or average cost (which approximates current costs):
           Finished products                                                                  $  289.9          $  227.0
           In process                                                                            587.2             586.1
           Raw materials and supplies                                                            229.0             206.4
                                                                                              --------          --------
                                                                                               1,106.1           1,019.5
         Reserve to reduce certain inventories to LIFO basis                                     (73.4)            (79.5)
         Progress payments and advances                                                          (65.0)            (90.3)
                                                                                              --------          --------
             Total                                                                            $  967.7          $  849.7
                                                                                              ========          ========

         Approximately 31 percent of inventory was valued by the LIFO method in both 1998 and 1997.

         In-process inventories as of December 31, 1998, which include significant deferred costs for long-term contracts accounted for under contract accounting, are summarized by contract as follows (in millions, except quantities which are number of aircraft):


                            AIRCRAFT ORDER STATUS(1)        COMPANY ORDER STATUS                    IN-PROCESS INVENTORY
                            ------------------------  ----------------------------------------  --------------------------------
                            DELIVERED   UN-    UN-       (2)                (3)FIRM                       PRE-    EXCESS
                               TO     FILLED FILLED   CONTRACT             UN-FILLED  (5)YEAR    PRO-     PRO-    OVER-
CONTRACT                    AIRLINES  ORDERS OPTIONS  QUANTITY  DELIVERED    ORDERS   COMPLETE  DUCTION  DUCTION  AVERAGE  TOTAL
--------                    --------  ------ -------  --------  ---------  ---------  --------  -------  -------  -------  -----
PW4000 for the A300/A310
  and MD-11(4)                287       10       9       325       303         19      2000     $ 10.7   $ 8.0     $26.0   $ 44.7
737-700                       167      952   1,078     1,000       212        488      2002        8.5      --       3.6     12.1
717-200                        --      115     100       300         1         54      2007       13.1    83.0      30.3    126.4
Others                                                                                            71.6     5.3        .8     77.7
                                                                                                ------  ------     -----    -----
In-process inventory
   related to long-term
   contracts                                                                                    $103.9   $96.3     $60.7    260.9
                                                                                                ======   =====     =====
In-process inventory not
   related to long-term
   contracts                                                                                                                156.0
                                                                                                                           ------
Balance at December
   31, 1998                                                                                                                $416.9
                                                                                                                           ======

(1) Represents the aircraft order status as reported by Case and/or other sources the Company believes to be reliable for the related aircraft and engine option. The Company's orders frequently are less than the announced orders shown above.

(2)      Represents the number of aircraft used to obtain average unit cost.

(3) Represents the number of aircraft for which the Company has firm unfilled orders.

(4) Contract quantity represents the lesser of those quantities assumed in original contract pricing or those quantities which the Company now expects to deliver in the periods assumed in original contract pricing.

(5) The year presented represents the year in which the final production units included in the contract quantity are expected to be delivered. The contract may continue in effect beyond this date.

     In-process inventories include significant deferred costs related to production, pre-production and excess-over-average costs for long-term contracts. The Company has pre-production inventory of $85.6 million related to design and development costs on the 717-200 program through September 30, 1999. In addition, the Company has excess-over-average inventory of $49.4 million related to costs associated with the production of the flight test inventory and the first production units on this program. The aircraft was certified by the FAA on September 1, 1999, and Boeing is actively marketing the plane. Recovery of these costs will depend on the ultimate number of aircraft delivered.

         In 1997, the Company recognized a $35.2 million pretax charge ($21.0 million after tax, or $0.19 per diluted share) to write off that portion of its contract investment in the McDonnell Douglas MD-90 aircraft program, including the costs it will be required to spend in the future to complete the contract, that the Company determined would not be recoverable from future MD-90 sales represented by firm aircraft orders. In addition, the Company recognized a $49.3 million pretax charge ($29.5 million after tax) in December 1996, related to the MD-90 program. This charge did not impact the income statement; rather, it was recognized as a direct adjustment to equity as a result of aligning Rohr's fiscal year with BFGoodrich's.

NOTE H  FINANCING ARRANGEMENTS

         SHORT-TERM BANK DEBT At December 31, 1998, the Company had separate committed revolving credit agreements with certain banks providing for domestic lines of credit aggregating $300.0 million. Borrowings under these agreements can be for any period of time until the expiration date and bear interest, at the Company's option, at rates tied to the banks' certificate of deposit,

Eurodollar or prime rates. The lines expire on June 30, 2000, unless extended by the banks at the request of the Company. Under the agreements, the Company is required to pay a facility fee of 12 basis points per annum on the total $300.0 million committed line. At December 31, 1998, no amounts were outstanding pursuant to these agreements.

         In addition, the Company had available formal foreign lines of credit and overdraft facilities, including a committed European revolver, of $100.2 million at December 31, 1998, of which $32.5 million was available.

         The Company also maintains uncommitted domestic money market facilities with various banks aggregating $380.0 million, of which $277.0 million of these lines were unused and available at December 31, 1998. Weighted-average interest rates on outstanding short-term borrowings were 5.2 percent and 6.4 percent at December 31, 1998 and 1997, respectively. Weighted-average interest rates on short-term borrowings were 5.6 percent, 5.0 percent and 5.9 percent during 1998, 1997 and 1996, respectively.

         LONG-TERM DEBT At December 31, 1998 and 1997, long-term debt and capital lease obligations payable after one year consisted of:


                                                                   1998             1997
                                                                   ----             ----
                                                                        (IN MILLIONS)
         Revolving credit facility                               $  239.5         $  697.5
         9.75% senior notes, maturing in 1999                          --              7.5
         9.75% senior notes, maturing in 2000                         7.4              7.4
         9.625% Notes, maturing in 2001                             175.0            175.0
         MTN notes payable                                          699.0            269.0
         European revolver                                           26.8             25.5
         IDRBs, maturing in 2023, 6.0%                               60.0             60.0
         7.5% senior notes, maturing in 2008                        300.0               --
         Other debt, maturing to 2015 (interest
           rates from 3.0% to 11.625%)                               58.6             72.0
                                                                 --------         --------
                                                                  1,566.3          1,313.9
         Capital lease obligations (Note I)                           6.4              8.0
                                                                 --------         --------
             Total                                               $1,572.7         $1,321.9
                                                                 ========         ========


         REVOLVING CREDIT FACILITY During 1998, the Company used the proceeds from issuance of its Convertible Preferred Securities and Senior Notes ($435.5 million) to reduce its indebtedness under the revolving credit facility. The revolving credit facility provides a total commitment of up to $600 million, of which up to $125.0 million can be issued for letters of credit, $14.2 million of which were issued at December 31, 1998. Borrowings under the revolving credit facility bear interest, at the Company's option, at rates tied to the Federal Reserve certificate of deposit, Eurodollar or prime rates. Letter of credit fees of 0.5 percent are payable on outstanding letters of credit and a commitment fee of 0.1875 percent is payable on the unutilized facility. The weighted-average interest rates on Credit Agreement borrowings were 6.5 percent, 6.7 percent and
6.7 percent during 1998, 1997 and 1996, respectively. The Company has entered into interest rate swaps to reduce (hedge) the impact of interest rate changes on the revolving credit facility. The revolving credit facility was terminated subsequent to the consummation of the merger with Coltec.


         SENIOR NOTES In 1998, the Company purchased in the open market $5.0 million of the 9.75 percent senior notes due November 1, 1999. The remaining $2.5 million that is due in 1999 has been reclassified to short-term. The 9.75 percent notes due 2000 are redeemable at maturity on April 1, 2000. In April 1998, the Company privately placed, with institutional investors, $300.0 million principal amount of 7.5 percent senior notes due 2008, which are redeemable at a premium prior to maturity on April 15, 2008.


         MTN NOTES PAYABLE The Company has periodically issued long-term debt securities in the public markets through a medium term note program (referred to as the MTN program), which commenced in 1995. MTN notes outstanding at December 31, 1998, consist entirely of fixed-rate non-callable debt securities. In 1998, the Company issued $100.0 million of 6.45 percent MTN notes due in 2008, $130.0 million of 6.9 percent MTN notes due in 2018 and $200.0 million of 7.0 percent notes due in 2038, primarily for the financing of the Freedom Chemical acquisition (see Note D). During 1997, and in connection with the refinancing of Rohr's debt, the Company issued $150.0 million of 7.2 percent MTN notes, due in 2027. All other MTN notes outstanding were issued during 1995 and 1996, with interest rates ranging from 7.3 percent to 8.7 percent and maturity dates ranging from 2025 to 2046.

         EUROPEAN REVOLVER The Company has a $75.0 million committed multi-currency revolving credit facility with various international banks, expiring in the year 2003. The Company uses this facility for short and long-term, local currency financing to support the growth of its European operations. At December 31, 1998, the Company's long-term borrowings under this facility were $26.8 million denominated in Spanish pesetas at a floating rate that is tied to Spanish LIBOR (3.56 percent at December 31, 1998). The Company has effectively converted the $26.8 million long-term borrowing into fixed rate debt with an interest rate swap.

         IDRBS The industrial development revenue bonds maturing in 2023 were issued to finance the construction of a hangar facility in 1993. Property acquired through the issuance of these bonds secures the repayment of the bonds.

         Aggregate maturities of long-term debt, exclusive of capital lease obligations, during the five years subsequent to December 31, 1998, are as follows (in millions): 1999--$5.6; 2000--$12.4; 2001--$445.2; 2002--$2.7 and
2003--$1.5.

         The Company's debt agreements contain various restrictive covenants that, among other things, place limitations on the payment of cash dividends and the repurchase of the Company's capital stock. Under the most restrictive of these agreements, $461.8 million of income retained in the business and additional capital was free from such limitations at December 31, 1998.

NOTE I LEASE COMMITMENTS

         The Company leases certain of its office and manufacturing facilities as well as machinery and equipment under various leasing arrangements. The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases and under noncancelable operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 1998:


                                                                             NONCANCELABLE
                                                           CAPITAL             OPERATING
                                                           LEASES               LEASES
                                                           -------           --------------
                                                                   (IN MILLIONS)

         1999                                                 $2.6              $ 39.9
         2000                                                  2.1                34.9
         2001                                                  1.8                27.9
         2002                                                  1.5                21.2
         2003                                                  1.0                15.7
         Thereafter                                            1.4                32.8
                                                              ----              ------
         Total minimum payments                               10.4              $172.4
                                                                                ======
         Amounts representing interest                        (2.0)
                                                              ----
         Present value of net minimum lease payments           8.4
         Current portion of capital lease obligations         (2.0)
                                                              ----
              Total                                           $6.4
                                                              ====


         Net rent expense from continuing operations consisted of the following:

                                        1998            1997          1996
                                        ----            ----          ----
                                                    (IN MILLIONS)

         Minimum rentals                $45.9          $37.2         $35.7
         Contingent rentals                .3            3.9           2.9
         Sublease rentals                 (.1)           (.1)          (.1)
                                        -----          -----         -----
              Total                     $46.1          $41.0         $38.5
                                        =====          =====         =====

NOTE J  PENSIONS AND POSTRETIREMENT BENEFITS

         The Company has several noncontributory defined benefit pension plans covering substantially all eligible employees. Plans covering salaried employees generally provide benefit payments using a formula that is based on an employee's compensation and length of service. Plans covering hourly employees generally provide benefit payments of stated amounts for each year of service.

         The Company also sponsors several unfunded defined benefit postretirement plans that provide certain health-care and life insurance benefits to eligible employees. The health-care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally noncontributory.

         The Company's general funding policy for pension plans is to contribute amounts at least sufficient to satisfy regulatory funding standards. The Company's qualified pension plans were fully funded on an accumulated benefit obligation basis at December 31, 1998 and 1997. Assets for these plans consist principally of corporate and government obligations and commingled funds invested in equities, debt and real estate. At December 31, 1998, the pension plans held 2.9 million shares of the Company's common stock with a fair value of $99.8 million.

         Amortization of unrecognized transition assets and liabilities, prior service cost and gains and losses (if applicable) are recorded using the straight-line method over the average remaining service period of active employees, or approximately 12 years.

         The following table sets forth the status of the Company's defined benefit pension plans and defined benefit postretirement plans as of December 31, 1998 and 1997, and the amounts recorded in the Consolidated Balance Sheet at these dates.


                                                               PENSION BENEFITS                       OTHER BENEFITS
                                                           -----------------------                ----------------------
                                                           1998               1997                1998              1997
                                                           ----               ----                ----              ----
                                                                                    (IN MILLIONS)
CHANGE IN PROJECTED
  BENEFIT OBLIGATIONS
  Projected benefit
    obligation at
    beginning of year                                    $1,999.6           $1,815.4            $ 348.9           $ 331.4
  Service cost                                               32.5               29.4                3.0               2.4
  Interest cost                                             141.5              141.6               23.1              25.1
  Amendments                                                 20.9               51.3               (1.2)               --
  Actuarial (gains) losses                                   63.0              151.7               (0.1)             19.6
  Acquisitions                                                4.6                 --                0.9                --
  Foreign currency exchange                                  (1.6)              (0.7)                --                --
  Curtailment gain (loss)                                    (1.2)                --                 --                --
  Benefits paid                                            (177.6)            (189.1)             (28.9)            (29.6)
                                                        ---------           --------            -------           -------
  Projected benefit
    obligation at end of year                            $2,081.7           $1,999.6             $345.7            $348.9
CHANGE IN PLAN ASSETS
  Fair value of plan assets
   at beginning of year                                  $2,036.4           $1,825.3            $    --           $    --
  Actual return on plan assets                              263.3              329.0                 --                --
  Acquisitions                                                4.6                 --                 --                --
  Company contributions                                      60.4               72.1               28.9              27.3
  Foreign currency exchange                                  (2.1)              (1.0)                --                --
  Benefits paid                                            (177.6)            (189.0)             (28.9)            (27.3)
                                                        ---------           --------            -------           -------
  Fair value of plan
   assets at end of year                                 $2,185.0           $2,036.4            $    --           $    --
                                                         --------           --------            -------           -------
FUNDED STATUS (UNDERFUNDED)
  Funded status                                         $   103.3          $    36.8            $(345.7)          $(348.9)
  Unrecognized net
    actuarial loss                                          (31.8)              (0.1)             (33.2)            (32.0)
  Unrecognized prior
    service cost                                             73.7               62.3               (9.6)             (8.5)
  Unrecognized net
    transition obligation                                     9.3                9.0                 --                --
                                                          -------            -------            -------           -------
  Prepaid (accrued)
    benefit cost                                          $ 154.5            $ 108.0            $(388.5)          $(389.4)
                                                          =======            =======            =======           =======
AMOUNTS RECOGNIZED IN THE
  STATEMENT OF FINANCIAL
  POSITION CONSIST OF:
  Prepaid benefit cost                                    $ 179.0            $ 166.9            $    --          $     --
  Intangible asset                                            6.3                9.9                 --                --
  Accumulated other comprehensive
     income                                                   4.5                4.7                 --                --
  Deferred taxes                                              1.9                0.9                 --                --
  Accrued benefit liability                                 (37.2)             (74.4)            (388.5)           (389.4)
                                                          -------            -------            -------           -------
  Net amount recognized                                   $ 154.5            $ 108.0            $(388.5)          $(389.4)
                                                          =======            =======            =======           =======




                                                               PENSION BENEFITS                       OTHER BENEFITS
                                                           -----------------------                ----------------------
                                                           1998               1997                1998              1997
                                                           ----               ----                ----              ----
                                                                                    (IN MILLIONS)
WEIGHTED-AVERAGE ASSUMPTIONS
  AS OF DECEMBER 31
  Discount rate                                            7.0%              7.25%               7.00%             7.25%
  Expected return on plan assets                           9.0%              9.0%                  --                --
  Rate of compensation increase                            3.5%              3.5%                  --                --


         For measurement purposes, a 6.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4.75 percent for 2002 and remain at that level thereafter.

         For Coltec plans, the assumptions were comparable to the BFGoodrich assumptions, except for the rate of compensation increase (4.75 percent in 1998 and 1997) and the rate of increase in the per capita cost of covered health care (8.1 percent assumed to decrease gradually to 5.0 percent by 2005).



                                                         PENSION BENEFITS                        OTHER BENEFITS
                                                 -------------------------------        ---------------------------------
                                                 1998          1997         1996        1998           1997          1996
                                                 ----          ----         ----        ----           ----          ----
                                                                           (IN MILLIONS)
COMPONENTS OF NET
  PERIODIC BENEFIT COST:
  Service cost                                  $  32.5        $29.4         $34.3      $ 3.0          $ 2.4         $ 2.8
  Interest cost                                   141.7        141.6         132.9       23.1           25.1          24.6
  Expected return on
    plan assets                                  (190.6)      (207.9)       (154.1)        --             --            --
  Amortization of prior
    service cost                                   26.5         54.6           5.8       (0.5)          (1.4)         (1.2)
  Amortization of
    transition obligation                           0.1          0.3           0.7         --             --            --
  Recognized net
    actuarial (gain) loss                           5.8          5.5           6.0       (1.3)          (1.0)         (1.7)
                                                -------        -----         -----      -----          -----         -----
  Benefit cost                                     16.0         23.5          25.6       24.3           25.1          24.5
  Settlements and curtailments
    (gain)/loss                                    (7.8)         6.6            --         --           (2.5)           --
                                                -------        -----         -----      -----          -----         -----
                                                 $  8.2        $30.1         $25.6      $24.3          $22.6         $24.5
                                                 ======        =====         =====      =====          =====         =====

         The table below quantifies the impact of a one percentage point change in the assumed health care cost trend rate.


                                                                                  1 PERCENTAGE             1 PERCENTAGE
                                                                                      POINT                    POINT
                                                                                     INCREASE                 DECREASE
                                                                                  -------------            -------------
         Effect on total of service and interest
           cost components in 1998                                                 $ 1.7 million           $ 1.5 million
         Effect on postretirement benefit obligation
           as of December 31, 1998                                                 $19.5 million           $17.1 million



         The Company also maintains voluntary retirement savings plans for U.S. salaried and wage employees. Under provisions of these plans, eligible employees can receive Company matching contributions on up to the first 6 percent of their eligible earnings. For 1998, 1997 and 1996, Company contributions amounted to $24.8 million, $23.2 million and $23.2 million, respectively.

         In addition, the Company contributed $10.1 million, $8.9 million and $12.4 million in 1998, 1997 and 1996, respectively, under other defined contribution plans for employees not covered under the aforementioned defined benefit pension and voluntary retirement savings plans. Contributions are determined based on various percentages of eligible earnings and a profit sharing formula.

NOTE K  INCOME TAXES

         Income from continuing operations before income taxes and Trust distributions as shown in the Consolidated Statement of Income consists of the following:

                                1998              1997            1996
                                ----              ----            ----
                                              (IN MILLIONS)

         Domestic               $551.0            $311.7           $232.9
         Foreign                  43.2              32.0             57.8
                                ------            ------           ------
            Total               $594.2            $343.7           $290.7
                                ======            ======           ======

         A summary of income tax (expense) benefit from continuing operations in the Consolidated Statement of Income is as follows:


                                         1998              1997            1996
                                         ----              ----            ----
                                                       (IN MILLIONS)

Current:
  Federal                              $ (99.3)           $(61.3)          $(26.8)
  Foreign                                (13.6)            (12.7)           (22.6)
  State                                  (22.3)             (7.1)            (7.4)
                                       -------           -------          -------
                                        (135.2)            (81.1)           (56.8)
                                       -------           -------          -------
Deferred:
  Federal                                (75.4)            (49.0)           (51.7)
  Foreign                                 (8.5)             (7.5)             7.5
  State                                    0.6              (0.6)            (2.2)
                                       -------           -------          -------
                                         (83.3)            (57.1)           (46.4)
                                       -------           -------          -------
         Total                         $(218.5)          $(138.2)         $(103.2)
                                       =======           =======          =======


         Significant components of deferred income tax assets and liabilities at December 31, 1998 and 1997, are as follows:


                                                                                           1998             1997
                                                                                           ----             ----
                                                                                               (IN MILLIONS)
Deferred income tax assets:
  Accrual for postretirement benefits other than pensions                                 $ 128.8         $ 127.8
  Inventories                                                                                30.7            64.2
  Other nondeductible accruals                                                               62.7            69.5
  Tax credit and net operating loss carryovers                                               91.8            99.3
  Employee benefits plans                                                                    11.6             7.8
  Other                                                                                      60.7            41.6
                                                                                          -------         -------
                                                                                            386.3           410.2
  Less valuation allowance                                                                     --            (3.7)
                                                                                          -------         -------
         Total deferred income tax assets                                                   386.3           406.5
                                                                                          -------         -------
Deferred income tax liabilities:
  Tax over book depreciation                                                               (127.3)         (100.0)
  Tax over book intangible amortization                                                     (40.3)          (17.2)
  Pensions                                                                                  (41.0)          (47.7)
  Capital transactions, net                                                                 (61.8)          (27.9)
  Other                                                                                     (53.5)          (59.3)
                                                                                          -------         -------
         Total deferred income tax liabilities                                             (323.9)         (252.1)
                                                                                          -------         -------
Net deferred income taxes                                                                 $  62.4         $ 154.4
                                                                                          =======         =======


         Management has determined, based on the Company's history of prior earnings and its expectations for the future, that taxable income of the Company will more likely than not be sufficient to recognize fully these net deferred tax assets. In addition, management's analysis indicates that the turnaround periods for certain of these assets are for long periods of time or are indefinite. In particular, the turnaround of the largest deferred tax asset related to accounting for postretirement benefits other than pensions will occur over an extended period of time and, as a result, will be realized for tax purposes over those future periods. The tax credit and net operating loss carryovers, principally relating to Rohr, are primarily comprised of federal net operating loss carryovers of $220.0 million which expire in the years 2005 through 2013, and investment tax credit and other credits of $15.1 million which expire in the years 2003 through 2014. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and amounts and should be realizable in the future, given the Company's operating history.

         The valuation allowance in 1997 is attributable to foreign tax credit carry forwards which were utilized in 1998.

         The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

                                                                              PERCENT OF PRETAX INCOME
                                                                        -----------------------------------
                                                                        1998            1997           1996
                                                                        ----            ----           ----
Statutory federal income tax rate                                       35.0%           35.0%          35.0%
Corporate-owned life insurance investments                              (0.1)             --           (0.7)
Amortization of nondeductible goodwill                                   0.8             0.6            0.7
Difference in rates on consolidated foreign
  subsidiaries                                                           0.5             0.8            0.4
State and local taxes, net of federal benefit                            2.1             0.8            1.7
Tax exempt income from foreign sales corporation                        (1.0)           (2.1)          (0.1)
QUIPS distributions                                                     (0.5)           (1.1)          (1.3)
Nondeductible merger-related costs                                        --             5.9             --
Repatriation of non-U.S. earnings                                       (0.3)           (0.3)           0.6
Tax credit utilization                                                  (0.2)           (0.3)          (0.4)
Other items                                                              0.5             0.9           (0.4)
                                                                        ----            ----           ----
Effective income tax rate                                               36.8%           40.2%          35.5%
                                                                        ====            ====           ====

         The Company has not provided for U.S. federal and foreign withholding taxes on $207.5 million of foreign subsidiaries' undistributed earnings as of December 31, 1998, because such earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings actually been repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $9.8 million.

NOTE L  BUSINESS SEGMENT INFORMATION

         The Company's operations are classified into three reportable business segments: BFGoodrich Aerospace ("Aerospace"), BFGoodrich Engineered Industrial Products ("Engineered Industrial Products") and BFGoodrich Performance Materials ("Performance Materials"). The Company's three reportable business segments are managed separately based on fundamental differences in their operations.

         Aerospace consists of four business groups: Aerostructures; Landing Systems; Sensors and Integrated Systems; and Maintenance, Repair and Overhaul. They serve commercial, military, regional, business and general aviation markets. Aerospace's major products are aircraft engine nacelle and pylon systems; aircraft landing gear and wheels and brakes; sensors and sensor-based systems; fuel measurement and management systems; aircraft evacuation slides and rafts; ice protection systems, and collision warning systems. Aerospace also provides maintenance, repair and overhaul services on commercial airframes and components.

         Engineered Industrial Products is a single business group. This group manufactures industrial seals; gaskets; packing products; self-lubricating bearings; diesel, gas and dual-fuel engines; air compressors; spray nozzles and vacuum pumps.

         Performance Materials consists of three business groups: Textile and Coatings Solutions, Polymer Additives and Specialty Plastics, and Consumer

Specialties. They serve various markets such as personal-care, pharmaceuticals, printing, textiles, industrial, construction and automotive. Performance Materials' major products are thermoplastic polyurethane; high-heat-resistant plastics; synthetic thickeners and emulsifiers; polymer emulsions, resins and additives, and textile thickeners, binders, emulsions and compounds.

         The Company's business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Aerospace's products and services and Engineered Industrial Products' and Performance Materials' products are principally sold to customers in North America and Europe.

         Segment operating income is total segment revenue reduced by operating expenses identifiable with that business segment. Corporate includes general corporate administrative costs and Advanced Technology Group research expenses.

         The Company evaluates performance and allocates resources based on operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales.


                                                                              1998              1997              1996
                                                                            --------          --------          --------
                                                                                          (IN MILLIONS)
SALES
  Aerospace                                                                 $3,479.3          $3,026.1          $2,454.6
  Engineered Industrial Products                                               779.9             757.1             726.5
  Performance Materials                                                      1,195.6             904.7             824.4
                                                                            --------          --------          --------
         Total Sales                                                        $5,454.8          $4,687.9          $4,005.5
                                                                            ========          ========          ========
OPERATING INCOME
  Aerospace                                                                 $  500.0          $  325.8          $  320.7
  Engineered Industrial Products                                               131.6             147.0             144.1
  Performance Materials                                                        145.8             128.2             113.5
                                                                            --------          --------          --------
                                                                               777.4             601.0             578.3
  Corporate General and Administrative
    Expenses                                                                   (83.7)            (93.1)            (85.1)
  Merger Related and Consolidation Costs                                       (10.5)            (77.0)            (11.2)
                                                                            --------          --------          --------
         Total Operating Income                                             $  683.2          $  430.9          $  482.0
                                                                            ========          ========          ========
ASSETS
  Aerospace                                                                 $2,844.9          $2,816.3          $2,548.0
  Engineered Industrial Products                                               404.0             320.6             254.6
  Performance Materials                                                      1,380.2             877.3             784.6
  Corporate                                                                    583.9             319.5             737.7
                                                                            --------          --------          --------
         Total Assets                                                       $5,213.0          $4,333.7          $4,324.9
                                                                            ========          ========          ========
CAPITAL EXPENDITURES
  Aerospace                                                                 $  157.9         $   128.8          $   91.5
  Engineered Industrial Products                                                29.6              31.4              13.7
  Performance Materials                                                         70.6              73.2              97.5
  Corporate                                                                      3.9               7.7              39.0
                                                                            --------          --------          --------
         Total Capital Expenditures                                         $  262.0          $  241.1          $  241.7
                                                                            ========          ========          ========
DEPRECIATION AND AMORTIZATION EXPENSE
  Aerospace                                                                $   106.6          $  101.3           $  96.1
  Engineered Industrial Products                                                21.1              15.7              13.9
  Performance Materials                                                         75.3              48.2              39.0
  Corporate                                                                      7.2              12.0              26.8
                                                                            --------         ---------          --------
         Total Depreciation and Amortization                                $  210.2          $  177.2          $  175.8
                                                                            ========          ========          ========
GEOGRAPHIC AREAS
  NET SALES
    United States                                                           $3,795.4          $3,362.1          $2,878.3
    Canada                                                                     240.5             171.0             174.2
    Europe(1)                                                                  970.1             802.8             606.1
    Other Foreign                                                              448.8             352.0             346.9
                                                                            --------          --------          --------
         Total                                                              $5,454.8          $4,687.9          $4,005.5
                                                                            ========          ========          ========
  PROPERTY
    United States                                                           $1,347.1        $  1,172.4           1,182.4
    Canada                                                                      53.9              54.8              58.2
    Europe                                                                     153.6             116.9             108.7
    Other Foreign                                                                7.9               8.6               7.5
                                                                            --------          --------           -------
         Total                                                              $1,562.5          $1,352.7          $1,356.8
                                                                            ========          ========          ========


(1) European sales in 1998, 1997 and 1996 included $298.4 million, $431.0 million and $261.1 million, respectively, of sales to customers in France. Sales were allocated to geographic areas based on where the product was shipped to.

         In 1998, 1997 and 1996, sales to Boeing, solely by the Aerospace Segment, totaled 16 percent, 14 percent and 13 percent, respectively, of consolidated sales. Sales to Boeing include sales to McDonnell Douglas which merged with Boeing in 1997.

NOTE M  PUBLIC OFFERING OF SUBSIDIARY STOCK

         In May 1997, the Company's subsidiary, DTM Corporation ("DTM"), issued 2,852,191 shares of its authorized but previously unissued common stock in an initial public offering ("IPO"). As a result of the IPO, the Company's interest declined from approximately 92 percent to approximately 50 percent (the Company did not sell any of its interest in the IPO). The Company recognized a pretax gain of $13.7 million ($8.0 million after tax) in accordance with the SEC's Staff Accounting Bulletin 84.

         In February 1999, the Company sold its remaining interest in DTM for approximately $3.5 million. The Company's net investment in DTM approximated $0.5 million at December 31, 1998. The gain will be recorded within Other Income (Expense) during the first quarter of 1999.

NOTE N  SUPPLEMENTAL BALANCE SHEET INFORMATION


                                                                CHARGED
                                                  BALANCE       TO COSTS                                       BALANCE
                                                 BEGINNING        AND                                          AT END
                                                  OF YEAR       EXPENSE        OTHER        DEDUCTIONS(1)      OF YEAR
                                                 ---------      --------       -----        -------------      -------
                                                                        (DOLLARS IN MILLIONS)

ACCOUNTS RECEIVABLE ALLOWANCE
Year ended December 31, 1998                       $24.2          $6.8        $  .9 (2)        $(6.2)           $25.7
Year ended December 31, 1997                        28.2          16.8           .7 (2)
                                                                               (2.1)(3)        (19.4)            24.2
Year ended December 31, 1996                        28.9           7.5          2.9 (2)        (11.1)            28.2


(1)  Write-off of doubtful accounts, net of recoveries
(2)  Allowance related to acquisitions
(3)  Allowance related to operations that were sold


                                                             1998                  1997
                                                             ----                  ----
                                                                    (IN MILLIONS)
PROPERTY
         Land                                                $   66.0             $   56.3
         Buildings and improvements                             820.6                780.3
         Machinery and equipment                              1,924.8              1,702.0
         Construction in progress                               191.5                155.5
                                                             --------             --------
                                                             $3,002.9             $2,694.1
         Less allowances for depreciation                    (1,440.4)            (1,341.4)
                                                             --------             --------
            Total                                            $1,562.5             $1,352.7
                                                             ========             ========

         Property includes assets acquired under capital leases, principally buildings and machinery and equipment, of $17.0 million and $33.4 million at December 31, 1998 and 1997, respectively. Related allowances for depreciation and amortization are $5.4 million and $15.5 million, respectively. Interest costs capitalized from continuing operations were $5.1 million in 1998, $6.8 million in 1997 and $7.5 million in 1996.


                                                           1998                  1997
                                                           ----                  ----
                                                                  (IN MILLIONS)
GOODWILL
Accumulated amortization                                    $183.3               $145.4
                                                            ======               ======
IDENTIFIABLE INTANGIBLE ASSETS
Accumulated amortization                                    $ 29.3               $ 26.0
                                                            ======               ======



                                                                     1998                  1997
                                                                     ----                  ----
                                                                           (IN MILLIONS)
ACCRUED EXPENSES
Wages, vacations, pensions and other employment costs                 $179.9               $199.5
Postretirement benefits other than pensions                             30.0                 26.1
Taxes, other than federal and foreign taxes on income                   56.0                 56.0
Accrued environmental liabilities                                       19.3                 18.8
Accrued asbestos liability                                              89.7                 48.1
Accrued interest                                                        44.5                 34.1
Other                                                                  197.6                176.1
                                                                      ------               ------
         Total                                                        $617.0               $558.7
                                                                      ======               ======


         FAIR VALUES OF FINANCIAL INSTRUMENTS The Company's accounting policies with respect to financial instruments are described in Note B.

         The carrying amounts of the Company's significant on balance sheet financial instruments approximate their respective fair values at December 31, 1998 and 1997, except for the Company's long-term receivables, investments and long-term debt.


                                                                    1998                                1997
                                                          -------------------------          ---------------------------
                                                          CARRYING            FAIR           CARRYING              FAIR
                                                            VALUE            VALUE            VALUE               VALUE
                                                          --------          -------          --------            -------
Long-term receivables and investments                      $  50.8          $  57.6          $  35.0             $  42.7
Long-term debt                                             1,580.6          1,781.9          1,326.9             1,366.2



         Off balance sheet derivative financial instruments at December 31, 1998 and 1997 were as follows:


                                                                  1998                                   1997
                                                       --------------------------            ----------------------------
                                                       CONTRACT/                             CONTRACT/
                                                       NOTIONAL            FAIR              NOTIONAL              FAIR
                                                        AMOUNT             VALUE              AMOUNT               VALUE
                                                       ---------           ------            ---------            -------
                                                                                 (IN MILLIONS)
Interest rate swaps                                      $306.8           $(13.0)             $430.5               $(4.9)
Foreign currency forward contracts                        124.7            (12.4)              174.2                (8.5)


         At December 31, 1998, the Company had interest rate swap agreements wherein the Company pays a fixed rate of interest and receives a LIBOR-based floating rate. The agreements have fixed interest rates ranging from 5.78% to 6.40% and maturity dates ranging from January 2000 to October 2002.

         In July and August 1999 the Company terminated $280.0 of the interest rate swaps that existed at December 31, 1998. The fair market value at December 31, 1998 of the terminated swaps was $(9.4).

         At December 31, 1998, the Company had $120.5 million of foreign currency forward contracts denominated in Canadian dollars. These forward contracts hedge the U.S. dollar-denominated sales of certain Canadian subsidiaries. These forward contracts have varying maturities with none exceeding five years. The remaining forward contracts at December 31, 1998 mature over the next two months coincident with the anticipated settlement of accounts receivable and accounts payable in Europe.

         The counterparties to each of these agreements are major commercial banks. Management believes that losses related to credit risk are remote.

         In October 1999 the Company terminated $94.0 of the foreign exchange forward contracts that existed at December 31, 1998. These forward contracts related to the hedging of the U.S. dollar-denominated sales of certain Canadian subsidiaries. The fair market value at December 31, 1998 of the terminated forward contracts was $(21.0).

         The Company has an outstanding contingent liability for guaranteed debt and lease payments of $30.7 million, and for letters of credit of $40.5 million. It was not practical to obtain independent estimates of the fair values for the contingent liability for guaranteed debt and lease payments and for letters of credit without incurring excessive costs. In the opinion of management, non-performance by the other parties to the contingent liabilities will not have a material effect on the Company's results of operations or financial condition.


                                                         1998             1997            1996
                                                         ----             ----            ----
                                                                      (IN MILLIONS)
ACCUMULATED OTHER COMPREHENSIVE INCOME
Unrealized foreign currency translation               $ (10.9)           $ (8.4)         $ (2.4)
Minimum pension liability                                (4.2)             (3.5)          (22.5)
                                                      -------            ------          ------
         Total                                        $ (15.1)           $(11.9)         $(24.9)
                                                      =======            ======          ======

NOTE O  SUPPLEMENTAL CASH FLOW INFORMATION

         The following tables set forth non-cash financing and investing activities and other cash flow information.

         Acquisitions accounted for under the purchase method are summarized as follows:

                                                                               1998             1997            1996
                                                                               ----             ----            ----
                                                                                           (IN MILLIONS)

Estimated fair value of tangible assets acquired                               $ 266.0         $  106.2          $  46.4
Goodwill and identifiable intangible assets
  acquired                                                                       380.7            105.4             81.7
Cash paid                                                                       (521.5)          (194.1)          (107.9)
                                                                               -------          -------          -------
Liabilities assumed or created                                                 $ 125.2          $  17.5          $  20.2
                                                                               =======          =======          =======
Liabilities disposed of in connection with
  sales of businesses                                                          $    --          $  44.2          $   1.5
Assets acquired in connection with sale of
  business                                                                          --               --             27.6
Interest paid (net of amount capitalized)                                        120.7            131.7            163.5
Income taxes paid                                                                 45.9            165.2             62.5
Contribution of common stock to pension trust                                       --               --             30.0
Exchange of 7.75% Convertible Notes                                                 --             (1.3)           (37.8)
Change in equity due to exchange of 7.75%
  Convertible Notes                                                                 --              1.5             43.1


NOTE P  PREFERRED STOCK

         There are 10,000,000 authorized shares of Series Preferred Stock--$1 par value. Shares of Series Preferred Stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of December 31, 1998, 2,401,673 shares of Series Preferred Stock have been redeemed, and no shares of Series Preferred Stock were outstanding. The Board of Directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock.

         CUMULATIVE PARTICIPATING PREFERRED STOCK--SERIES F The Company has 200,000 shares of Junior Participating Preferred Stock-Series F--$1 par value authorized at December 31, 1998. Series F shares have preferential voting, dividend and liquidation rights over the Company's common stock. At December 31, 1998, no Series F shares were issued or outstanding and 81,812 shares were reserved for issuance.

         On August 2, 1997, the Company made a dividend distribution of one Preferred Share Purchase Right ("Right") on each share of the Company's common stock. These Rights replace previous shareholder rights which expired on August 2, 1997. Each Right, when exercisable, entitles the registered holder thereof to purchase from the Company one one-thousandth of a share of Series F Stock at a price of $200 per one one-thousandth of a share (subject to adjustment). The one one-thousandth of a share is intended to be the functional equivalent of one share of the Company's common stock.

         The Rights are not exercisable or transferable apart from the common stock until an Acquiring Person, as defined in the Rights Agreement without the prior consent of the Company's Board of Directors, acquires 20 percent or more of the voting power of the Company's common stock or announces a tender offer that would result in 20 percent ownership. The Company is entitled to redeem the Rights at 1 cent per Right any time before a 20 percent position has been acquired or in connection with certain transactions thereafter announced. Under certain circumstances, including the acquisition of 20 percent of the Company's common stock, each Right not owned by a potential Acquiring Person will entitle its holder to purchase, at the Right's then-current exercise price, shares of Series F Stock having a market value of twice the Right's exercise price.

         Holders of the Right are entitled to buy stock of an Acquiring Person at a similar discount if, after the acquisition of 20 percent or more of the Company's voting power, the Company is involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or the Company sells 50 percent or more of its assets or earnings power to another person. The Rights expire on August 2, 2007.

NOTE Q  COMMON STOCK

         During 1998, 1997 and 1996, 1.078 million; 0.884 million and 0.780 million shares, respectively, of authorized but unissued shares of common stock were issued under the Stock Option Plan and other employee stock ownership plans.

         On December 22, 1997, 18.588 million shares of common stock were issued in connection with the merger with Rohr (see Note C). During 1998, 1.235 million shares of authorized but previously unissued shares of common stock were issued upon conversion of Rohr debentures that were extinguished in late 1997.

         During 1996, 0.755 million shares ($30.0 million) of authorized but previously unissued shares of common stock were issued and contributed to the Company's defined benefit wage and salary pension plans. In addition, 2.007 million shares ($48.0 million) of common stock related to Rohr's pension plans were contributed during the period between August 1 and December 31, 1996 and, as a result, are included in equity as part of the adjustment to conform Rohr's fiscal year.

         The Company acquired 0.628 million; 0.053 million and 0.053 million shares of treasury stock in 1998, 1997 and 1996, respectively, and reissued none in 1998; 0.005 million in 1997 and 0.023 million shares in 1996, in connection with the Stock Option Plan and other employee stock ownership plans. In 1998, 1997 and 1996, 0.015 million; 0.020 million and 0.060 million shares, respectively, of common stock previously awarded to employees were forfeited and restored to treasury stock.

         During 1998, 1997 and 1996, 1.602 million; 1.726 million; and 0.831 million shares, respectively, were repurchased by a pooled company (Coltec).

         As of December 31, 1998, there were 5.599 million shares of common stock reserved for future issuance under the Stock Option Plan.

NOTE R  PREFERRED SECURITIES OF TRUSTS

         In April 1998, Coltec privately placed with institutional investors $150 million (3,000,000 shares at liquidation value of $50 per Convertible Preferred Security) of 5 1/4% Trust Convertible Preferred Securities

("Convertible Preferred Securities"). The placement of the Convertible Preferred Securities was made through Coltec's wholly-owned subsidiary, Coltec Capital Trust ("Trust"), a newly-formed Delaware business trust. The Convertible Preferred Securities represent undivided beneficial ownership interests in the Trust. Substantially all the assets of the Trust are the 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures Due April 15, 2028 which were acquired with the proceeds from the private placement of the Convertible Preferred Securities. Coltec's obligations under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Trust, the Guarantee of Coltec and the Guarantee of the Company, taken together, constitute a full and unconditional guarantee by the Company of amounts due on the Convertible Preferred Securities. The Convertible Preferred Securities are convertible at the option of the holders at any time into the common stock of the Company at an effective conversion price of $52 1/3 per share and are redeemable at the Company's option after April 20, 2001 at 102.63% of the liquidation amount declining ratably to 100% after April 20, 2004.

         On July 6, 1995, BFGoodrich Capital, a wholly owned Delaware statutory business trust (the "Trust") which is consolidated by the Company, received $122.5 million, net of the underwriting commission, from the issuance of 8.3 percent Cumulative Quarterly Income Preferred Securities, Series A ("QUIPS"). The Trust invested the proceeds in 8.3 percent Junior Subordinated Debentures, Series A, due 2025 ("Junior Subordinated Debentures") issued by the Company, which represent approximately 97 percent of the total assets of the Trust. The Company used the proceeds from the Junior Subordinated Debentures primarily to redeem all of the outstanding shares of the $3.50 Cumulative Convertible Preferred Stock, Series D.

         The QUIPS have a liquidation value of $25 per Preferred Security, mature in 2025 and are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures. The Company has the option at any time on or after July 6, 2000, to redeem, in whole or in part, the Junior Subordinated Debentures with the proceeds from the issuance and sale of the Company's common stock within two years preceding the date fixed for redemption.

         The Company has unconditionally guaranteed all distributions required to be made by the Trusts, but only to the extent the Trusts have funds legally available for such distributions. The only source of funds for the Trusts to make distributions to preferred security holders is the payment by the Company of interest on the Junior Subordinated Debentures. The Company has the right to defer such interest payments for up to five years. If the Company defers any interest payments, the Company may not, among other things, pay any dividends on its capital stock until all interest in arrears is paid to the Trusts.

NOTE S  STOCK OPTION PLAN

         At December 31, 1998, the Company had stock-based compensation plans described below that include the pre-merger plans of Coltec and Rohr. Effective with the mergers, outstanding Coltec and Rohr options were assumed by the Company and converted to fully-vested options to purchase BFGoodrich common stock at a ratio of .56 and .7 of one share of BFGoodrich common stock, respectively, for each Coltec and Rohr option and at an appropriately revised exercise price.

         The Stock Option Plan, which will expire on April 5, 2001, unless renewed, provides for the awarding of or the granting of options to purchase 5,000,000 shares of common stock of the Company. Generally, options granted are exercisable at the rate of 35 percent after one year, 70 percent after two years and 100 percent after three years. Certain options are fully exercisable immediately after grant. The term of each option cannot exceed 10 years from the date of grant. All options granted under the Plan have been granted at not less than 100 percent of market value (as defined) on the date of grant.

         Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:


                                                         1998             1997             1996
                                                         ----             ----             ----
         Risk-Free Interest Rate (%)                     4.68             5.75            5.39
         Dividend Yield (%)                               2.8              2.7             2.5
         Volatility Factor (%)                           31.0             16.2            19.0
         Weighted Average Expected Life of the
           Options (years)                                4.5              4.6             4.5


         The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate. The weighted-average fair values of stock options granted during 1999, 1998 and 1997 were $10.36, $6.99 and $6.21, respectively.

         For purposes of the pro forma disclosures required by SFAS 123, the estimated fair value of the options is amortized to expense over the options' vesting period. In addition, the grant-date fair value of performance shares (discussed below) is amortized to expense over the three-year plan cycle without adjustments for subsequent changes in the market price of the Company's common stock. The Company's pro forma information is as follows:


                                                                 1998             1997            1996
                                                                 ----             ----            ----
                                                                          (IN MILLIONS, EXCEPT
                                                                           PER SHARE AMOUNTS)
         Net income:
           As reported                                           $353.7           $260.0           $261.9
           Pro forma                                              345.9            250.4            259.2
         Earnings per share:
           Basic
             As reported                                         $ 3.21           $ 2.41           $ 2.49
             Pro forma                                             3.14             2.32             2.46
           Diluted
             As reported                                         $ 3.14           $ 2.33           $ 2.40
             Pro forma                                             3.04             2.23             2.36


         The pro forma effect on net income for 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995. In addition, the pro forma effect on net income in 1997 is not representative of the pro forma effect on net income in future years because 1997 includes $4.5 million of after-tax compensation expense related to the Rohr options which became fully vested upon the consummation of the merger with Rohr.

         A summary of the Company's stock option activity and related information follows:


         YEAR ENDED DECEMBER 31, 1998                                                                 WEIGHTED-AVERAGE
         (OPTIONS IN THOUSANDS)                                                        OPTIONS         EXERCISE PRICE
         ----------------------------                                                  -------        ----------------
         Outstanding at beginning of year                                               6,963.6            $27.90
         Granted                                                                        1,286.4             41.24
         Exercised                                                                     (1,054.7)            27.63
         Forfeited                                                                        (99.8)            36.17
         Expired                                                                           (2.1)            38.04
                                                                                        -------
         Outstanding at end of year                                                     7,093.4             30.18
                                                                                        =======

         YEAR ENDED DECEMBER 31, 1997                                                                 WEIGHTED-AVERAGE
         (OPTIONS IN THOUSANDS)                                                        OPTIONS         EXERCISE PRICE
         ----------------------------                                                  -------        ----------------

         Outstanding at beginning of year                                               7,974.5            $24.57
         Granted                                                                        1,445.3             39.33
         Exercised                                                                     (2,223.3)            23.38
         Forfeited                                                                       (218.6)            27.07
         Expired                                                                          (14.3)            43.64
                                                                                       --------
         Outstanding at end of year                                                     6,963.6             27.90
                                                                                       ========

         YEAR ENDED DECEMBER 31, 1996                                                                 WEIGHTED-AVERAGE
         (OPTIONS IN THOUSANDS)                                                        OPTIONS         EXERCISE PRICE
         ----------------------------                                                  -------        ----------------

         Outstanding at beginning of year                                               7,117.9            $23.18
         Granted                                                                        1,901.2             28.11
         Exercised                                                                       (873.8)            21.29
         Forfeited                                                                       (228.6)            24.47
         Expired                                                                          (54.2)            39.24
                                                                                        -------
         Outstanding at end of year                                                     7,862.5             24.44
                                                                                        =======


         The number of options outstanding at the end of 1996 does not agree with the beginning amount for 1997 due to option activity for Rohr during the five-month period ended December 31, 1996, not reflected in the 1996 activity above.

         The following table summarizes information about the Company's stock options outstanding at December 31, 1998:


                                            OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                          ---------------------------------------------------------    ----------------------------------------
                                                                        WEIGHTED
                                 NUMBER           WEIGHTED AVERAGE      AVERAGE                                   WEIGHTED
        RANGE OF               OUTSTANDING            REMAINING         EXERCISE         NUMBER EXERCISABLE        AVERAGE
    EXERCISE PRICES          (IN THOUSANDS)       CONTRACTUAL LIFE       PRICE             (IN THOUSANDS)      EXERCISE PRICE
------------------------- ---------------------- -------------------- ------------- -- ----------------------- ----------------
$11.96-$19.20                    2,051.4         4.7 years            $18.05                  1,399.6             $17.69
$19.42-$29.82                    1,986.0         5.3 years             23.60                  1,812.4              23.50
$30.18-$39.88                    1,115.5         6.7 years             35.52                    539.6              34.10
$40.13-$53.56                    1,940.5         8.4 years             41.43                    785.5              41.39
                                 -------                                                        -----
         TOTAL                   7,093.4                                                      4,537.1
                                 =======                                                      =======


         During 1998, 1997 and 1996, restricted stock awards for 52,886; 66,776 and 181,113 shares, respectively, were made. Restricted stock awards may be subject to conditions established by the Board of Directors. Under the terms of the restricted stock awards, the granted stock vests three years after the award date. The cost of these awards, determined as the market value of the shares at the date of grant, is being amortized over the three-year period. In 1998, 1997 and 1996, $2.0 million, $3.3 million and $4.0 million, respectively, were charged to expense for restricted stock awards.

         The Stock Option Plan also provides that shares of common stock may be awarded as performance shares to certain key executives having a critical impact on the long-term performance of the Company. In 1995, the Compensation Committee of the Board of Directors awarded 566,200 shares and established performance objectives that are based on attainment of an average return on equity over the three-year plan cycle ending in 1997. Since the company exceeded all of the performance objectives established in 1995, an additional 159,445 shares were awarded to those key executives in 1998. In 1997 and 1996, 5,000 and 14,560 performance shares, respectively were granted to certain key executives that commenced employment during those years. During 1998, 1997 and 1996, 10,356; 14,400 and 35,000 performance shares, respectively, were forfeited.

         Prior to 1998, the market value of performance shares awarded under the plan was recorded as unearned restricted stock. In 1998, the Company changed the plan to a phantom performance share plan and issued 207,800 phantom performance shares. Under this plan, compensation expense is recorded based on the extent performance objectives are expected to be met. In 1998, 1997 and 1996, $1.7 million, $14.3 million and $8.3 million, respectively, were charged to expense for performance shares. If the provisions of SFAS 123 had been used to account for awards of performance shares, the weighted-average grant-date fair value of performance shares granted in 1998, 1997 and 1996 would have been $45.47, $41.44 and $38.54 per share, respectively.

NOTE T  DISCONTINUED OPERATIONS

         On August 15, 1997, the Company completed the disposition of its chlor-alkali and olefins ("CAO") business to The Westlake Group for $92.7 million, resulting in an after-tax gain of $14.5 million, or $.13 per diluted share. The disposition of the CAO business represents the disposal of a segment of a business under APB Opinion No. 30 ("APB 30"). Accordingly, the Consolidated Statement of Income reflects the CAO business (previously reported as Other Operations) as a discontinued operation, in addition to the following discontinued operations.

         On February 3, 1997, the Company completed the sale of Tremco Incorporated to RPM, Inc. for $230.7 million, resulting in an after-tax gain of $59.5 million, or $.53 per diluted share. The sale of Tremco Incorporated completed the disposition of the Company's Sealants, Coatings and Adhesives ("SC&A") Group which also represented a disposal of a segment of a business under APB 30.

         In June 1996, the Company sold Holley Automotive, Coltec Automotive and Performance Friction Products to Borg-Warner Automotive, Inc. for $296.5 million in cash. In December 1996, Coltec sold Farnam Sealing Systems division to Meillor SA for $20.7 million in cash and a note receivable for $3.0 million. The sale of these automotive original equipment (OE) components businesses resulted in an after-tax gain of $37.9 million, or $0.35 per diluted share, net of liabilities retained, transaction costs and obligations relating to the sales. The sale of the automotive OE components businesses represented a disposal of the Company's Automotive Segment. Net sales of the discontinued automotive OE components businesses were $182.6 million in 1996.

         A summary of the results of discontinued operations is as follows:


                                                              1998           1997              1996
                                                              ----           ----              ----
                                                                        (IN MILLIONS)
Sales:
   Automotive                                                 $  --          $  --           $182.6
   CAO                                                           --           98.0            160.6
   SC&A                                                          --             --            316.8
                                                              -----          -----           ------
                                                              $  --          $98.0           $660.0
                                                              =====          =====           ======
Net income:
   Automotive(1)                                              $  --          $  --           $ 19.2
   CAO(2)                                                        --           10.3             12.9
   SC&A(3)                                                       --             --             15.5
                                                              -----          -----           ------
                                                              $  --          $10.3           $ 47.6
Gain on sale of discontinued operations:
   Automotive(4)                                              $  --          $  --           $ 37.9
   CAO(5)                                                        --           14.5               --
   SC&A(6)                                                       --           59.5               --
Adjustment to gain of 1993
   discontinued operation                                        --             --             30.0
Adjustment to 1997 gain on the sale of SC&A                    (1.6)            --               --
                                                              -----           -----           ------
Income (loss) from discontinued operations                    $(1.6)          $84.3           $115.5
                                                              =====           =====           ======


(1)      Net of income taxes of $10.0 million.

(2) Net of income taxes of $5.8 million and $8.1 million in 1997 and 1996, respectively.

(3)      Includes $6.4 million gain on the sale of a business in 1996.

(4) Net of liabilities retained, transaction costs and income taxes ($25.3 million).

(5)      Net of $7.8 million of income taxes.

(6) Net of $22.8 million of income taxes; includes provision of $7.9 million for operating losses during the phase-out period.

NOTE U  EXTRAORDINARY ITEMS

         During 1998, the Company incurred an extraordinary charge of $4.3 million (net of a $2.2 million income tax benefit), or $0.04 per diluted share, in connection with early debt repayment.

         During 1997, the Company incurred an extraordinary charge of $19.3 million (net of a $13.1 million income tax benefit), or $0.17 per diluted share, to extinguish certain indebtedness previously held by Rohr.

         During 1996, the Company incurred an extraordinary charge of $30.6 million (net of a $20.4 million income tax benefit), or $0.28 per diluted share, in connection with the redemption of its outstanding 11.25 percent debentures and substantially all of its outstanding 9.75 percent and 10.25 percent senior notes.

NOTE V  COMMITMENTS AND CONTINGENCIES

         The Company and its subsidiaries have numerous purchase commitments for materials, supplies and energy incident to the ordinary course of business.

CONTINGENCIES

GENERAL
         There are pending or threatened against BFGoodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. BFGoodrich believes that any liability that may finally be determined with respect to commercial and product liability claims, should not have a material effect on the Company's consolidated financial position or results of operations. From time to time, the Company is also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

ENVIRONMENTAL
         The Company and its subsidiaries are generators of both hazardous wastes and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, the Company has been designated as a potentially responsible party ("PRP") by the U.S. Environmental Protection Agency ("EPA"), or similar state agencies, in connection with several sites.

         The Company initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. It also conducts a compliance and management systems audit program. The Company believes that compliance with current governmental regulations will not have a material adverse effect on its capital expenditures, earnings or competitive position.

         The Company's environmental engineers and consultants review and monitor environmental issues at past and existing operating sites, as well as off-site disposal sites at which the Company has been identified as a PRP. This process includes investigation and remedial selection and implementation, as well as negotiations with other PRPs and governmental agencies.

         At December 31, 1998, the Company had recorded in Accrued Expenses and in Other Non-current Liabilities a total of $129.7 million to cover future environmental expenditures.

         The Company believes that its reserves are adequate based on currently available information. Management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to the Company's financial condition but could be material to the Company's results of operations in a given period.

ASBESTOS
         As of December 31, 1998 and 1997, two subsidiaries of the Company were among a number of defendants (typically 15 to 40) in approximately 101,400 and 110,000 actions (including approximately 4,700 and 2,400 actions, respectively in advanced stages of processing) filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. During 1998, 1997 and 1996, these two subsidiaries of the Company received approximately 34,400, 38,200 and 39,900 new actions, respectively. Through December 31, 1998, approximately 244,000 of the approximately 345,400 total actions brought had been settled or otherwise disposed.

         Payments were made by the Company with respect to asbestos liability and related costs aggregating $53.7 million in 1998, $59.2 million in 1997, and $71.3 million in 1996, respectively, substantially all of which were covered by insurance. Settlements are generally made on a group basis with payments made to individual claimants over periods of one to four years. Related to payments not covered by insurance, the Company recorded charges to operations amounting to $8.0 million in 1998, 1997 and 1996.

         In accordance with the Company's internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions have progressed to a stage where the Company can reasonably estimate the cost to dispose of these actions. As of December 31, 1998, the Company estimates that the aggregate remaining cost of the disposition of the settled actions for which payments remain to be made and actions in advanced stages of processing, including associated legal costs, is approximately $116.5 million and the Company expects that this cost will be substantially covered by insurance.

         With respect to the 96,700 outstanding actions as of December 31, 1998, which are in preliminary procedural stages, as well as any actions that may be filed in the future, the Company lacks sufficient information upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to estimate with reasonable certainty what, if any, potential liability or costs may be incurred by the Company. However, the Company believes that its subsidiaries are in a favorable position compared to many other defendants because, among other things, the asbestos fibers in its asbestos-containing products were encapsulated. Subsidiaries of the Company continue to distribute encapsulated asbestos-bearing product in the United States with annual sales of less than $1.5 million. All sales are accompanied by appropriate warnings. The end users of such product are sophisticated users who utilize the product for critical applications where no known substitutes exist or have been approved.

         Insurance coverage of a small non-operating subsidiary formerly distributing asbestos-bearing products is nearly depleted. Considering the foregoing, as well as the experience of the Company's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, and given the substantial amount of insurance coverage that the Company expects to be available from its solvent carriers to cover the majority of its exposure, the Company believes that pending and reasonably anticipated future actions are not likely to have a materially adverse effect on the Company's results of operations or financial condition, but could be material to the Company's results of operations in a given period. Although the insurance coverage which the Company has is substantial, it should be noted that insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. The Company's subsidiaries continue to be named as defendants in new cases, some of which allege initial exposure after July 1, 1984.

         The Company has recorded an accrual for its liabilities for asbestos-related matters that are deemed probable and can be reasonably estimated (settled actions and actions in advanced stages of processing), and has separately recorded an asset equal to the amount of such liabilities that is expected to be recovered by insurance. In addition, the Company has recorded a receivable for that portion of payments previously made for asbestos product liability actions and related litigation costs that is recoverable from its insurance carriers. Liabilities for asbestos-related matters and the receivable from insurance carriers included in the Consolidated Balance Sheets are as follows:

                                                (Dollars in millions)
                                            December 31,      December 31,
                                                1998              1997
                                            ------------      ------------

Accounts and notes receivable                  $95.4             $56.0
Other assets                                    32.6              16.2
Accrued expenses                                89.7              48.1
Other liabilities                               22.8               2.7


                      QUARTERLY FINANCIAL DATA (UNAUDITED)


                                              1998 QUARTERS                                  1997 QUARTERS
                                 -------------------------------------------    -------------------------------------------
                                   FIRST      SECOND       THIRD     FOURTH       FIRST      SECOND      THIRD      FOURTH
                                 --------    --------      ------   --------    --------    --------   --------    --------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BUSINESS SEGMENT SALES:
  Aerospace                      $  851.3    $  852.1    $  862.4   $  913.5    $  660.6    $  746.5   $  789.2    $  829.8
  Engineered Industrial Prod.       208.4       212.8       179.4      179.3       190.1       193.8      181.8       191.4
  Performance Materials             252.4       340.9       304.8      297.5       222.7       228.4      223.7       229.9
                                 --------    --------      ------   --------    --------    --------   --------    --------
    Total Sales                  $1,312.1    $1,405.8    $1,346.6   $1,390.3    $1,073.4    $1,168.7   $1,194.7    $1,251.1
                                 ========    ========    ========   ========    ========    ========   ========    ========
    Gross Profit                 $  365.8    $  377.6    $  384.2   $  402.3    $  296.0    $  323.0   $  318.3    $  337.5
                                 ========    ========    ========   ========    ========    ========   ========    ========
BUSINESS SEGMENT
  OPERATING INCOME:
  Aerospace                      $  112.6    $  109.9    $  128.5   $  149.0    $   69.6    $   83.3   $   83.2    $   89.7
  Engineered Industrial Prod.        36.0        25.6        35.2       34.8        35.6        39.1       35.8        36.5
  Performance Materials              36.6        40.2        37.4       31.6        31.1        31.1       31.8        34.2
  Corporate                         (21.4)      (20.3)     (20.4)      (21.6)      (22.0)      (23.7)     (23.3)      (24.1)
  Merger-Related and
    Consolidation Costs                --          --         --       (10.5)         --         --          --       (77.0)
                                 --------    --------    -------    --------    --------    -------    --------    --------
      Total Operating
      Income                     $  163.8    $  155.4    $  180.7   $  183.3    $  114.3    $  129.8   $  127.5    $   59.3
                                 ========    ========    ========   ========    ========    ========   ========    ========
INCOME (LOSS) FROM:
  Continuing Operations          $   80.1    $  106.5    $   85.1   $   87.9    $   49.1    $   82.3   $   59.4    $    4.2
  Discontinued Operations            (1.6)         --         --          --        64.1         3.4       16.8          --
  Extraordinary Items                  --        (4.3)        --          --          --          --       (2.6)      (16.7)
                                   --------  --------    -------    --------    --------    --------   --------    --------
    Net Income (Loss)            $   78.5    $  102.2    $   85.1   $   87.9    $  113.2    $   85.7   $   73.6    $  (12.5)
                                 ========    ========    ========   ========    ========    ========   ========    ========
Basic Earnings (Loss)
  Per Share:
  Continuing operations          $    .73    $    .96    $    .77   $    .80    $    .45    $    .77   $    .55    $    .04
  Net income (loss)              $    .72    $    .92    $    .77   $    .80    $   1.05    $    .80   $    .69    $   (.11)
Diluted Earnings (Loss)
  Per Share:
  Continuing operations          $    .71    $    .94    $    .76   $    .79    $    .44    $    .74   $    .54    $    .04
  Net income (loss)              $    .70    $    .90    $    .76   $    .79    $   1.01    $    .77   $    .67    $   (.11)


         The fourth quarter of 1998 includes a $10.5 million pre-tax loss from a restructuring charge and a write-down of an impaired asset in the Aerospace Segment.

         The first quarter of 1997 includes a $59.5 million after-tax gain in discontinued operations from the sale of the SC&A Group. The second quarter includes a pretax gain of $26.4 million in other income (expense) from the sale of the Company's engine electrical business and a $13.7 million pretax gain in other income (expense) on the issuance of a subsidiary's stock. In the third quarter of 1997, the Company recognized a $35.2 million pretax loss in cost of sales to write off a portion of the MD-90 contract and recognized a $2.6 million after-tax charge from the early extinguishment of certain Rohr debt (reported as an extraordinary item). In the fourth quarter of 1997, the Company recognized pretax charges of $77.0 million for merger costs and a $16.7 million after-tax charge for the early extinguishment of certain Rohr debt refinanced in connection with the merger, also reported as an extraordinary item. Also during




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the fourth quarter of 1997, the Company reversed a $10 million accrual related to a 1995 Aerospace charge primarily related to the closure of a facility in Canada. During the same period, the Company's Engineered Industrial Products segment recorded a $10 million charge.






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